EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

KINGFISH HOLDING CORPORATION

AND

RENOVO RESOURCE SOLUTIONS, INC.

Dated as of October 28, 2022

TABLE OF CONTENTS

		Page

ARTICLE I – THE MERGER		2

1.01	The Merger	3
1.02	Time and Place of Closing	3
1.03	Effective Time	3

ARTICLE II – EFFECTS OF MERGER		3

2.01	Effects of Merger	3
2.02	Certificate of Incorporation	3
2.03	Bylaws	3
2.04	Directors and Officers	3

ARTICLE III – MANNER OF CONVERTING SHARES		4

3.01	Conversion	4
3.02	Anti-Dilution Provisions	4
3.03	Cancellation of Certain Company Common Stock	4
3.04	Fractional Shares	4
3.05	No Conversion of Company Options	4
3.06	Dissenter Right	5
3.07	Transfers Books; No Further Ownership	5
3.08	Tax Treatment	5

ARTICLE IV – EXCHANGE OF SHARES		5

4.01	Exchange Procedures	5
4.02	Rights of Former Company Stockholders	6
4.03	Payments to Non-Registered Holders	6
4.04	Full Satisfaction	6
4.05	Withholding Rights	6
4.06	Lost, Stolen or Destroyed Stock Certificates	6
4.07	Termination of Exchange Fund	7

ARTICLE V – REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7

5.01	Organization, Standing, and Power	7
5.02	Authority; Due Execution	7
5.03	No Conflicts; No Consents	8
5.04	Capitalization	8
5.05	Subsidiaries	9
5.06	Financial Statements	10
5.07	Absence of Certain Changes or Events	10
5.08	No Undisclosed Liabilities	10
5.09	Tax Matters	11
5.10	Material Contracts	10
5.11	Intellectual Property	14
5.12	Real and Personal Property and Condition of Assets	17
5.13	Inventory	18
5.14	Accounts Receivable	18

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5.15	Government Contracts	19
5.16	Insurance	19
5.17	Environmental Matters	19
5.18	Compliance with Laws; No Violations	20
5.19	Certain Employee and Labor Matters	20
5.20	Employee Benefit Matters	21
5.21	Legal Proceedings	24
5.22	Books and Records	24
5.23	Certain Business Practices	24
5.24	Related Party Transactions	24
5.25	Takeover Statutes	24
5.26	Brokers and Finders	24
5.27	Statements True and Correct	24

ARTICLE VI – REPRESENTATIONS AND WARRANTIES OF PURCHASER		24

6.01	Organization, Standing, and Power	24
6.02	Authority; Due Execution	25
6.03	No Conflicts; No Consents	25
6.04	Capitalization	25
6.05	Subsidiaries	26
6.06	SEC Filings; Financial Statements	26
6.07	Absence of Certain Changes or Event	26
6.08	No Undisclosed Liabilities	26
6.09	Tax Matters	27
6.10	Environmental Matters	27
6.11	Compliance with Laws; No Violations	27
6.12	Legal Proceedings	28
6.13	Brokers and Finders	28
6.14	Material Contracts	28

ARTICLE VII – CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		28

7.01	Conduct of Business of the Company	28
7.02	Conduct of Operations of the Purchaser	30
7.03	Government Filings and Reports	31

ARTICLE VIII – ADDITIONAL AGREEMENTS		31

8.01	Preparation of Super Form 8-K	32
8.02	Access to Information; Confidentiality	32
8.03	No Solicitation	33
8.04	Stockholder Approvals of Merger	33
8.05	Purchaser Approvals	33
8.06	Notices of Certain Events	33
8.07	Directors’ and Officers’ Indemnification	34
8.08	Agreements As To Efforts to Consummate	35
8.09	Public Announcements	35
8.10	Anti-Takeover Laws	35
8.11	Tax Treatment	35
8.12	Company Loan to the Purchaser	35
8.13	Resignations	35
8.14	Appointment of Directors to the Purchaser Board	35

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8.15	Registration Rights Agreement	36
8.16	Investment Letter	36
8.17	Purchaser Registration as a Secondary Metals Recycler	36
8.18	Company Acquisition of 6, LLC Assets	36
8.19	Further Assurances	36

ARTICLE IX – CONDITIONS		36

9.01	Conditions to Obligations of Each Party	36
9.02	Conditions to Obligations of Purchaser	36
9.03	Conditions to Obligation of the Company	37

ARTICLE X – TERMINATION		38

10.01	Termination	38
10.02	Notice of Termination	39
10.03	Effect of Termination	39
10.04	Termination Payments	39

ARTICLE XI – GENERAL PROVISIONS		40

11.01	Definitions	40
11.02	Fees and Expenses	46
11.03	Entire Agreement; No Other Representations; No Third Party Beneficiaries	46
11.04	Amendment and Modification	46
11.05	Waivers	46
11.06	No Assignment	46
11.07	Survival	46
11.08	Notices	46
11.09	Governing Law; Jurisdiction	47
11.10	Remedies Cumulative	48
11.11	Specific Performance	48
11.12	Severability	48
11.13	Waiver of Jury Trial	48
11.14	Counterparts; Electronic Signatures	48

Exhibit A Registration Rights Agreement
Exhibit B Investment Letter

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AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”) dated as of October28, 2022 by and between Renovo Resource Solutions, Inc., a Florida corporation (the “Company”), and Kingfish Holding Corporation (the “Purchaser”), a Delaware corporation. Certain capitalized terms used in this Agreement are defined in Section 11.01 of this Agreement.

RECITALS

WHEREAS, the parties intend that Company be merged with and into the Purchaser, with the Purchaser surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, no par value (the “Company Common Stock”), and declared it advisable, to enter into this Agreement with the Purchaser; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”); and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the shareholders of the Company (“Company Shareholders”); in each case, in accordance with the Florida Business Corporation Act (the “FBCA”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 607.0704 of the FBCA, an unanimous written consent of its stockholders approving this Agreement, the Merger and the Transactions, including a Merger, in accordance with Section 607.1103 of the FBCA;

WHEREAS, the Board of Directors of the Purchaser (the “Purchaser Board”) has unanimously: (a) determined that it is in the best interests of the Purchaser and its stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions; in each case, in accordance with the Delaware Business Corporation Law (“DGCL”);

WHEREAS, the Purchaser Board has approved the issuance of shares of Purchaser’s common stock, par value $0.0001 per share (the “Purchaser Common Stock”), in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “Purchaser Stock Issuance”);

WHEREAS, the Purchaser board has resolved to recommend and seek approval of the Merger and the Transactions by its stockholders (“Purchaser Stockholders”) as a condition to the Agreement;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DCGA, at the Effective Time, (a) the Company will merge with and into the Purchaser (the “Merger”); (b) the separate corporate existence of the Company will cease; and (c) the Purchaser will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). The Merger will be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective boards of directors of the Purchaser and the Company.

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1.02 Time and Place of Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Tampa, Florida time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of, all conditions to the Merger set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Carlton Fields, P.A., 4221 W. Boy Scout Blvd., Suite 1000, Tampa, Florida 33607, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, and the Purchaser will cause (a) a certificate of merger (“Certificate of Merger”) containing the provisions required by, and executed in accordance with, the DGCL to filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL, and (b) articles of merger (“Articles of Merger”) to be executed and filed with the Secretary of State of the State of Florida (“Florida Secretary”) in accordance with the relevant provisions of the FBCA as it relates to the Company. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Purchaser in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

ARTICLE II

EFFECTS OF MERGER

2.01 Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

2.02 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Purchaser, as amended pursuant to the Certificate of Merger shall be the certificate of incorporation of the Surviving Corporation until thereafter amended and repealed in accordance with the terms thereof and applicable Law.

2.03 Bylaws. Pursuant to the Merger, at the Effective Time the Bylaws of the Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended or repealed in accordance with the terms thereof and applicable Law.

2.04 Directors and Officers. From and after the Effective Time, the directors and officers of the Purchaser, together with those persons appointed to the board of directors of the Purchaser in accordance with Section 8.14 hereof, immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

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ARTICLE III

MANNER OF CONVERTING SHARES

3.01 Conversion. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser or the Company or any holders of any capital stock of the Purchaser or the Company:

(a) Conversion of Company Common Stock. Subject to Section 3.04 relating to fractional shares, each share of the Company Common Stock (excluding shares to be cancelled pursuant to Section 3.03 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and automatically shall be converted into and represent the right to be exchanged for Seven Thousand Two Hundred (7,200) shares of Purchaser Common Stock (the “Exchange Ratio”), after giving effect to the Reverse Stock Split. Except to the extent set forth in Section 3.02 hereof, the Exchange Ratio shall be fixed and no adjustment shall be made under any circumstances.

(b) Purchaser Common Stock. Each share of the Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

3.02 Anti-Dilution Provisions. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company Common Stock or the Purchaser Common Stock shall occur or the effective date thereof shall be prior to the Effective Time (other than the issuance of additional shares of capital stock of the Company or Purchaser as permitted by this Agreement or as a result of the Reverse Stock Split), including by reason of any reclassification, recapitalization, stock split (other than the Reverse Stock Split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change so as to prevent any dilutive effect to the stockholders of the Company, as the case may be, which would otherwise result from any such transaction on a percentage of ownership basis; provided, however, that this sentence shall not be construed to permit the Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.03 Cancellation of Certain Company Common Stock Each share of Company Common Stock held by the Purchaser or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of or immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and shall cease to exist and no consideration shall be exchanged therefor. All shares of Purchaser Common Shares that are owned by the Company shall be retired and be deemed authorized, but unissued shares, available for future issuance by the Purchaser.

3.04 Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01(a) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Purchaser Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, an additional fraction of a share of the Purchaser Common Stock to rounded up to the nearest whole share of the Purchaser Common Stock.

3.05 No Conversion of Company Options. Immediately prior to the Effective Time, the Company shall take all actions necessary to cause, prior to the Effective Time, any and all outstanding award, option, warrants, stock equivalent rights, subscriptions, or other rights or agreements, arrangements, Contracts of any kind, or other right to purchase or otherwise acquire (whether pursuant conversion or exchange rights or other arrangements) shares of Company Common Stock or other Company Securities (each, a “Company Option”), if any, to be terminated and cancelled so as not to be entitled to any of the Merger Consideration. As of the Effective Time, to the extent that a Company Option purports to be outstanding as of the Effective Time, such Company Option shall be deemed null and void, cancelled, and shall not be entitled to any Merger Consideration.

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3.06 Dissenter Rights.

(a) Although dissenters’ or appraisal rights may generally be available under the FBCA with respect to the Merger and the other Transactions, under the terms of this Agreement it is a condition to Closing that this Agreement and the Merger be unanimously approved by the holders of the Company Common Stock by execution and delivery of the Company Written Consent and, in accordance with Section 607.1321(c) of the FCBA, no dissenters’ or appraisal rights shall be available to the Company Shareholders with respect to the Merger or the other Transactions.

(b) Notwithstanding anything in this Agreement to the contrary, shares of Purchaser Common Stock issued and outstanding immediately prior to the Effective Timethat are held by any Purchaser Stockholder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall remain outstanding. The Purchaser shall deliver prompt notice to the Company of any demands for appraisal of any shares of Purchaser Common Stock, and the Company shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Purchaser shall have the sole right and authority to make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.07 Transfers Books; No Further Ownership. From and after the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfers of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing Company Common Stock (each, a “Stock Certificate”) are properly presented in accordance with Section 4.01 of this Agreement to the exchange agent, which shall be selected by Purchaser (“Exchange Agent”), such Stock Certificates shall be cancelled and exchanged for certificates representing the number of whole shares of Purchaser Common Stock, including any additional fractional shares issued in accordance with Section 3.05 hereof (the “Merger Consideration”).

3.08 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE IV

EXCHANGE OF SHARES

4.01 Exchange Procedures.

(a) Exchange Procedures Generally. As of the Effective Time, the Purchaser shall deposit or shall cause to be deposited with the Exchange Agent for exchange in accordance with this Article IV, certificates representing shares of the Purchaser Common Stock necessary to provide all the Merger Consideration required to be exchanged by the Purchaser pursuant to the terms of this Agreement (such Merger Consideration, together with any dividends or other distributions with respect thereto, referred to herein as the “Exchange Fund”). As soon as reasonably practicable after the Effective Time, the Purchaser shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted pursuant to Section 3.01 of this Agreement into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Stock Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as the Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for the Merger Consideration. After the Effective Time, each holder of shares of the Company Common Stock issued and outstanding at the Effective Time (other than shares to be cancelled pursuant to Section 3.03 of this Agreement) shall surrender the Stock Certificate or Stock Certificates theretofore representing such shares, together with such transmittal materials properly and duly executed, to the Exchange Agent and promptly upon surrender shall receive in exchange therefor the Merger Consideration, together with all declared but unpaid dividends or distributions in respect of such shares (without any interest thereon), and the Company Stock Certificates so surrendered shall forthwith be cancelled. The Stock Certificate or Stock Certificates shall be duly endorsed as the Exchange Agent may require. The Purchaser shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as the result of the Merger until such holder surrenders his or her Stock Certificate or Stock Certificates for exchange as provided in this Section 4.01(a).

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(b) Exchange at Closing. Notwithstanding the provisions of Section 4.01(a) hereof, to the extent that a holder of record of shares of Company Common Stock has delivered to the Exchange Agent on or prior to Closing its Stock Certificates for surrender and cancellation, together with stock powers duly executed and endorsed in blank and otherwise in proper form for transfer of such Stock Certificates in accordance with this Agreement, then the shares of Company Common Stock represented by such Stock Certificates shall be accepted for surrender at the Closing and the holder of such Stock Certificate shall be entitled to receive the Merger Consideration payable with respect of the shares of Company Common Stock represented by such Stock Certificates at the Closing.

4.02 Rights of Former Company Stockholders. Until surrendered for exchange in accordance with the provisions of Section 4.01 of this Agreement, each Stock Certificate theretofore representing shares of Company Common Stock (other than shares to be cancelled pursuant to Section 3.03 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration. Whenever a dividend or other distribution is declared by the Purchaser on the Purchaser Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Purchaser Common Stock at or subsequent to the Effective Time shall be delivered to the holder of any Stock Certificate representing shares of Company Common Stock issued and outstanding at the Effective Time until such holder physically surrenders such Stock Certificate for exchange as provided in Section 4.01 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without any interest thereon).

4.03 Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Stock Certificate is registered, it shall be a condition to such payment that: (a) such Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer; and (b) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Stock Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

4.04 Full Satisfaction. All Merger Consideration paid upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Stock Certificate.

4.05 Withholding Rights. Each of the Exchange Agent, the Purchaser, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article IV such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Tax Laws. To the extent that amounts are so deducted, withheld, and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Purchaser, or the Surviving Corporation, as the case may be, made such deduction and withholding.

4.06 Lost, Stolen or Destroyed Stock Certificates. If any Stock Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit (in a form reasonably satisfactory to Purchaser and Exchange Agent) of that fact by the Person claiming such Stock Certificate to be lost, stolen, or destroyed and, if required by the Purchaser, the posting by such Person of a bond, in such reasonable amount as the Purchaser may direct, as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Stock Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Stock Certificate as contemplated under this Article IV.

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4.07 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) which had been made available to the Exchange Agent pursuant to Section 4.01 of this Agreement that remain unclaimed by the former shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Purchaser. Any former stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Purchaser for payment of the Merger Consideration, and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Any other provision of this Agreement notwithstanding, neither the Purchaser, the Surviving Corporation, nor the Exchange Agent shall be liable to a holder of Company Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any abandoned property, escheat, or similar law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule, dated as of the date of this Agreement, that has been delivered to the Purchaser prior to the execution and delivery of this Agreement by the Company (the “Company Disclosure Schedule”)(each such exception set forth in the Company Disclosure Schedule shall not be deemed a disclosure or an exception with respect to any other section or sections of this Agreement unless reliance on such disclosure or an exception to such other section or sections is specifically referenced to each such other section or sections in the Company Disclosure Schedule), the Company hereby represents and warrants to the Purchaser as follows:

5.01 Organization, Standing, and Power. The Company is a corporation duly organized, validly existing, and in active status under the laws of the State of Florida, and has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Company is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction. The Company has provided to the Purchaser true, complete, and correct copies of the articles of incorporation (“Company Articles of Incorporation”) and bylaws (“Company Bylaws”) of the Company, in each case as amended, and the Articles of Incorporation and Bylaws are in full force and effect on the date of this Agreement.

5.02 Authority; Due Execution.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval and adoption of this Agreement by the holders of the issued and outstanding Company Common Stock with respect to the Merger, to perform its obligations under this Agreement and consummate the Transactions (including, but not limited to, the Merger). The execution, delivery, and performance of this Agreement by the Company and the consummation by Company of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company, subject in the case of the consummation of the Merger to the approval and adoption of this Agreement with respect to the Merger by the requisite holders of the outstanding shares of Company Common Stock. The affirmative vote of the holders of a majority of the shares of the Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and adopt this Agreement (“Requisite Company Vote”). Except for the Requisite Company Vote, no other corporate action is required on the part of the Company to authorize the consummation of the Merger or any other Transaction. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution, and delivery hereof by the Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought (the “Bankruptcy and Equity Exceptions”)).

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(b) The Company Board, by unanimous written consent and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board to authorize this Agreement, the Merger, and the consummation of the Transactions, (iii) resolved to recommend that the holders of the Company Common Stock adopt this Agreement and the Merger (collectively, the “Company Board Recommendation”) and (iv) directed that the Agreement and Merger contained in be submitted to the holders of the Company Common Stock for approval and adoption.

5.03 No Conflicts; No Consents.

(a) Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the Transactions (including the Merger), nor compliance by the Company with any of the terms or provisions herein, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) violate, conflict with, constitute or result in a breach of any term, condition, or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or require a consent pursuant to, or result in the creation of any Lien upon any assets or properties of the Company or any Company Subsidiary pursuant to, any of the terms, provisions, or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, plan, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of their respective assets or properties may be bound or affected, or (iii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Company or any Company Subsidiary or any of their assets or properties.

(b) No notice to, registration, declaration, or filing with, order, authorization, or Permit of, exemption or waiver by, or Consent of, or any action by any court, governmental, regulatory, or administrative agency, commission, authority, instrumentality, or other public body, domestic or foreign (a “Governmental Entity”) is necessary or required as a pre‑condition to the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other Transactions contemplated hereby, other than (i) those required in connection or compliance with the provisions of applicable Securities Laws and state corporate and securities Laws and (ii) the filing of the Articles of Merger with the Florida Secretary and the Certificate of Merger with the Delaware Secretary.

5.04 Capitalization.

(a) The authorized capital stock of the Company consists of, and as of the Closing will consist of One Hundred (100) shares of Company Common Stock, of which all One Hundred (100) shares are, and as of Closing will be, issued and outstanding. There are no treasury shares. Section 5.04(a) of the Company Disclosure Schedule sets forth a complete and correct list of the holders of all the issued and outstanding shares of the Company Common Stock and the number of shares of Company Common Stock held directly or indirectly by such holder. All of the issued and outstanding shares of Company Common Stock are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. None of the outstanding shares of Company Common Stock are subject to any preemptive rights created by statute, the Company Charter Documents, or any Contracts to which the Company is a party. There is no indebtedness issued by the Company (i) having the right to vote on any matters on which stockholders or equity holders of the Company or any of the Company Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”) There are no shares of Company Common Stock or other Company Securities issuable pursuant to any Company Option.

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(b) Except for the Company Common Stock, there are no shares of capital stock or other voting or equity securities of the Company outstanding. As of the date hereof, there are no outstanding: (i) securities of the Company or any of Company Subsidiary convertible into or exchangeable for Voting Debt or shares of capital stock, voting securities, or other ownership interests in the Company; (ii) Company Options, or other agreements or commitments of any kind to acquire from the Company, or obligations of the Company or any of Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold, any Voting Debt, shares of capital stock of, voting securities, or other ownership or equity interests in (or securities convertible into or exchangeable for shares of capital stock, voting securities, or other equity or other ownership interests in) any the Company (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or any Company Subsidiary (the items in clauses (i), (ii), and (iii) together with the capital stock of the Company, being referred to collectively as the “Company Securities”). All outstanding shares of Company Common Stock and all Company Subsidiary Securities have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws

(c) There are no outstanding call rights or Contracts requiring the Company or any of Company Subsidiary to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any Contract to which the Company then was a party, and in compliance with applicable Law.

(d) Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities and there are no registration rights agreements relating to any equity or debt securities of the Company or any Company Subsidiary.

5.05 Subsidiaries.

(a) Section 5.05(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the name, the jurisdiction of incorporation or organization, and the authorized and outstanding capital of each Company Subsidiary, and each jurisdiction in which it is authorized to conduct or actually conducts business. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity interest in any business. All of the issued and outstanding shares of capital stock or other equity or ownership interests of each Company Subsidiary (i) has been duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, and (ii) is owned directly by the Company free and clear of all Liens, preemptive rights, limitation on voting rights, and of any other material limitation or restriction. None of the outstanding shares of capital stock of any of the Company Subsidiaries are subject to any preemptive rights created by statute, such Company Subsidiary’s Charter Documents, or any Contracts to which it is a party.

(b) Each Company Subsidiary (i) is duly organized, validly existing and in good standing or active status under the Laws of its jurisdiction of incorporation or organization, (ii) has the requisite corporate or other organizational power and authority to own and operate its properties and carry on its business as it is now being conducted and carried on, and (iii) is duly qualified or licensed to do business as a foreign Person and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its business makes such qualification or license is necessary. The Company has heretofore furnished to the Purchaser prior to the date of this Agreement complete and correct copies of the Charter Documents of each Company Subsidiary as currently in effect and none of the Company Subsidiaries is in violation of their respective Charter Documents.

(c) As of the date hereof, there are no outstanding: (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for Voting Debt or shares of capital stock, voting securities, or other ownership interests in any Company Subsidiary; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any Company Subsidiary, or obligations of the Company or any of any Company Subsidiary to issue, issue, transfer or sell or cause to be issued, transferred or sold, any Voting Debt, shares of capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Company Subsidiary; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other ownership interests in, any Company Subsidiary, in each case that have been issued by a Company Subsidiary (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

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5.06 Financial Statements.

(a) The Company has delivered to Purchaser complete copies of the Company’s (i) audited financial statements consisting of the balance sheet (including related notes and schedules, if any) of the Company as at December 31, 2021, 2020, and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Company Audited Financial Statements”), and (ii) unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Company Interim Financial Statements” and together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company has furnished the Purchaser with all management letters of its outside independent certified public accountants relating to audits performed in connection with the Company Financial Statements.

(b) The Company Financial Statements, including in each case, any related notes: (i) have been prepared from, and are in accordance with, in each case, the books and records of the Company and its consolidated Subsidiaries, which books and records have been maintained in accordance with good business practices, (ii) are true, complete and correct in all respects as of their respective dates, (iii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, for the absence of certain footnotes) applied on a consistent basis during the aggregate of the periods covered by the Company Financial Statements (or except as may be stated in the notes thereto) and (iv) fairly present the financial position at the date thereof and the results of operations and cash flows (and changes in financial position, if any) of the Company for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments that are not material in amount. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Company Balance Sheet” and the date thereof as the “Company Balance Sheet Date” and the balance sheet of the Company as of June 30, 2022 is referred to herein as the “Company Interim Balance Sheet” and the date thereof as the “Company Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(c) The Company is not a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement; or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC (“Regulation S-K”).

5.07 Absence of Certain Changes or Events. Since the Company Balance Sheet Date: (a) the Company and each of the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practices, (b) there not been any damage, destruction, or other casualty loss (whether or not covered by insurance) or any action, circumstance, event, change, development, or occurrence which, in any case, has had, or which would have, individually or in the aggregate, a Material Adverse Effect on the Company or any Company Subsidiary, and (iii) neither the Company nor any of the Company Subsidiaries has taken any action, or failed to take any action (whether or not in the ordinary course and consistent with past practices), prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would have required the consent of the Purchaser under Article VII of this Agreement or would result in a material breach or violation of the covenants and agreements of the Company provided in Articles VII and VIII of this Agreement.

5.08 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute, contingent, accrued or not accrued, matured or unmatured, liquidated or non-liquidated, or required by GAAP to be recognized or disclosed on a consolidated balance sheet or any notes to the consolidated financial statements of the Company or in the notes thereto (collectively “Liabilities” and individually, a “Liability”) or any “off-balance sheet arrangements” (as defined in Instruction 8 to Item 303(b) of Regulation S-K (“Off-Balance Sheet Arrangements”); except (a) those which are included in the Company Financial Statements (reflected or reserved against in the Company Balance Sheet as of the Company Balance Sheet Date), or (b) those which have been incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and which do not exceed $10,000 in aggregate amount.

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5.09 Tax Matters.

(a) The Company and each of the Company Subsidiaries (x) have timely filed (or there have been filed on their or its behalf) all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all respects, and (y) have duly and timely paid in full (or there has been paid on their or its behalf) all Taxes that have become due and payable, except for Taxes that are being contested in good faith and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP. The Taxes not yet due or payable of the Company or any Company Subsidiary for Tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes in accordance with GAAP set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles.

(b) The Company has made available to Purchaser complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company and each of the Company Subsidiaries for any Tax period ending after December 31, 2019.

(c) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Liens for Taxes not yet due or for Taxes that are being contested in good faith and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.

(d) There are no deficiencies for any amount of Taxes claimed, proposed, asserted, or assessed by any taxing authority or other Governmental Entity in writing that have not been fully paid or settled. There are (i) no federal, state, local or foreign Audits or Legal Proceedings being conducted, pending, or proposed in writing with regard to any Taxes or Tax Return of the Company or any Company Subsidiary, (ii) no Audit with regard to any Taxes or Tax Return of the Company or any Company Subsidiary for the last six taxable years has been conducted by any taxing authority or other Governmental Entity, and (iii) to the Knowledge of the Company, no Audit with regard to any Taxes or Tax Return of the Company or any Company Subsidiary is threatened.

(e) No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary is or may be subject to Tax in that jurisdiction, and to the Knowledge of the Company, there is no basis for any such claims to be made.

(f) Neither the Company nor any Company Subsidiary (i) has granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of any Tax with respect to any Tax Return of the Company or any Company Subsidiary, or (ii) is currently the beneficiary of any extension of time within which to file any Tax Return.

(g) Neither the Company nor any Company Subsidiary requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Neither the Company nor any Company Subsidiary (i) is or has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i) All Taxes for which the Company or any Company Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the proper Governmental Entity or are being withheld by the Company or such Company Subsidiary, except for failures to so withhold, collect, or pay which are not, individually or in the aggregate, material in amount. The Company and each Company Subsidiary is in material compliance with, and its records contain all material information and documents (including properly completed Internal Revenue Service Form W‑9) necessary to comply with, all applicable information reporting, and Tax withholding requirements under federal, state, and local Tax Laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

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(j) Neither the Company nor any Company Subsidiary is or has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and the shares of Common Stock are not “regularly traded on an established securities market” for purposes of Section 1445(b)(6) of the Code and treasury regulation Section 1.1445-2(c)(2).

(k) Neither the Company nor any Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

(l) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (vii) election under Section 108(i) of the Code

(m) Without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(n) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o) Neither the Company, any Company Subsidiary nor any holder of the Company Common Stock has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(p) Neither the Company nor any Company Subsidiary has taken or agreed to take any action, and to the Knowledge of the Company, there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q) Neither the Company nor any Company Subsidiary has (i) made any election to defer any payroll Taxes or claimed under any Tax credit under the CARES Act or the Families First Coronavirus Response Act (P.L. 116-127) or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(r) No amounts payable under the Benefit Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

5.10 Material Contracts.

(a) Section 5.10(a) of the Company Disclosure Schedule lists each of the following Contracts of the Company and each Company Subsidiary:

(i) any agreement relating to bank debt, obligations for borrowed money or guarantees thereof, interest rate swaps or hedging arrangements, sale and leaseback transactions, all Contracts relating to indebtedness (except for Contracts relating to trade payables) or other similar financing transactions of the Company or any Company Subsidiary;

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(ii) any employment, severance, change in control, consulting or other similar agreement or arrangements with (A) any executive officer, other employee of the Company, or member of the Company Board, earning an annual base salary or other compensation in excess of $50,000; and (B) independent contractors or consultants (or similar arrangements) to which the Company or a Company Subsidiary is a party; in each case, other than those that are terminable by the Company on no more than 30 days’ notice without material liability or financial obligation to the Company or any of the Company Subsidiaries;

(iii) all Contracts with any Governmental Entity to which the Company is a party (“Government Contracts”)

(iv) any Contract that contains any provisions purporting to prohibit or restrict the Company or any Company Subsidiary from competing or freely engaging anywhere in the world in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect on the Purchaser or any of its Affiliates after the consummation of the Merger;

(v) any lease of personal or real property (including any sublease) having a term of one year or more (whether as lessor or a lessee);

(vi) any Contract that (A) grants any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights with respect to any material product, service or Intellectual Property, (B) grants any exclusive license or supply or distribution rights or other exclusive rights, or (C) contains any provision that requires the purchase of all or a portion of the Company’s or a Company Subsidiary’s requirements from a given third party, or any other similar provision;

(vii) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of the Company or a Company Subsidiary in personal property;

(viii) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, severance pay, pension, retirement, savings or other indenture, change of control, welfare, or employee plan or material agreement providing benefits to any current or former employees, officers, or directors of the Company or any Company Subsidiary;

(ix) any Contract to acquire equipment or commitment to make capital expenditures by the Company of $20,000 or more;

(x) any Contract for the sale of any material properties or assets, other than in the ordinary course of business, or for the grant of any preferential right to purchase any such material properties or assets or which requires the Consent of any third party to the transfer and assignment of any such material properties or assets;

(xi) any Contract requiring the Company or any Company Subsidiary to indemnify any Person or the assumption of any Tax, environmental or other Liability of any Person, including indemnification arrangements with any current or former officer, director, employee or agent;

(xii) any partnership, joint venture, strategic alliance or cooperation agreement (or any Contract similar to the foregoing);

(xiii) any voting or other agreement governing how any shares of capital stock of the Company or any Company Subsidiary shall be voted;

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(xiv) except as otherwise identified in Section 5.10(a)(i) through 5.10(a)(xiii) hereof, Contracts of any kind, including broker, distributor, sales, manufacturer’s representative, franchise, agency, sales promotion, marketing, market research, marketing consulting, and advertising Contracts which includes future payments or performance of services or the delivery of items, to which the Company or any Company Subsidiary is a party;

(xv) any power of attorney or similar documents granted by the Company or any Company Subsidiary;

(xvi) any guaranty of any contract not described in Section 5.10(a) of this Agreement;

(xvii) any Contract that provides for payment obligations of the Company or any Company Subsidiary (whether contingent or otherwise) in respect of earn-outs, deferred purchase price arrangements (including, without limitations, indemnification escrow arrangements), or similar arrangements that have arisen in connection with investments in or acquisitions of any Person or the assets, rights, or properties (including Intellectual Property) of any Person;

(xviii) any Contract under which the Company or any Company Subsidiary has an obligation to make (A) an investment in, the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets, including Intellectual Property, or otherwise), or (B) a loan to any Person;

(xix) any Contract which would prohibit, prevent, or materially delay, impede, or impair the consummation of the Merger or any of the related transactions; and

(xx) any other Contract that is material to the Company and the Company Subsidiaries, taken as a whole, and not previously disclosed pursuant to this Section 5.10(a).

(b) Each of the Contracts referenced in Section 5.10(a) of the Company Disclosure Schedule, together with all Contracts concerning the ownership, occupancy, management, or operation of any Real Property (including without limitation, Leases and brokerage contracts) listed or otherwise disclosed in Sections 5.12(b) or 5.12(c) of the Company Disclosure Schedule and all Company IP Agreements shall be referred to herein as “Company Material Contracts”. Neither the Company nor any Company Subsidiary is in material breach or violation of, or is in default under any Company Material Contract, nor, to the Knowledge of the Company, are any other parties to such agreements in default, and no act or omission has occurred which, with notice or lapse of time or both, would constitute a material breach, violation, or default under any term or provision of any such contract or agreement. True and complete copies of all Company Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) have been furnished to the Purchaser prior to the date of this Agreement. Each Company Material Contract is valid, legally binding, enforceable (subject to the Bankruptcy and Equity Exception) and is in full force and effect.

5.11 Intellectual Property.

(a) The Company is the sole and exclusive owner of all Patents, Copyrights, Trademarks, Internet Domain Names, Know-how (each of such terms are hereinafter defined) and all goodwill associated therewith (all of the foregoing, together with the Owned Software, referred to collectively herein as the “Company Intellectual Property”), free and clear of all Liens.

(i) Section 5.11(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered and applied for United States and foreign trademarks, service marks, trade names, designs, logos, slogans, names, and general intangibles of like nature, whether or not registered, together with all registrations and applications related to the foregoing material to the Company’s business or used in conjunction the Owned Software (as hereinafter defined)(all of the foregoing referred to collectively herein as the “Trademarks”).

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(ii) Section 5.11(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign issued patents, patent applications, patent registrations, letters patent owned by the Company or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Patents”).

(iii) Section 5.11(a)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign copyright applications and copyright registrations and the moral rights owned by the Company or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Copyrights”).

(iv) Section 5.11(a)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Internet domain name applications and registrations owned by the Company and material to the Company’s business or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Internet Domain Names”).

(v) The Company has furnished to the Purchaser prior to the date of this Agreement, all technologies, trade-secrets, designs, improvements, formulae, manufacturing methods, practices, processes, technical data, product development data, research data, specifications and other methods and know-how (whether or not patentable or otherwise registerable, whether or not a secret and whether or not reduced to writing) owned by the Company and material to the Company’s business or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Know-how”). Except for those agreements identified in Section 5.11(a)(v) of the Company’s Disclosure Schedule and except as would not materially and adversely impair any individual items of the Company Intellectual Property or Owned Software, no Know-how which is material to the Company’s business has been disclosed or is authorized to be disclosed to any third party other than pursuant to any agreement that limits the use or disclosure of such Know-how without the Company’s prior written consent.

(b) With respect to the applications listed in Section 5.11(a)(i) through Section 5.11(a)(iv) of the Company Disclosure Schedule: (i) each application has been prosecuted in material compliance with all applicable rules, policies and procedures of the relevant agencies and government offices, (ii) there are no claims of prior use or other third-party claims relevant to any such application that would render any material claim thereunder unregistereable or (iii) for the Patents, there is no prior art relevant to any such application that would render any material claim thereunder unpatentable or any material claim in any issued patent based thereon invalid.

(c) The Company has taken all steps that are reasonably necessary to protect, maintain and enforce the Company Intellectual Property. The Company currently is listed in the records of the appropriate federal, state or foreign agency as the sole owner of record for each application and registration relating to the Company Intellectual Property. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company Intellectual Property registrations have been validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars. The Company Intellectual Property listed on Section 5.11(a) of the Company Disclosure Schedule is valid and subsisting and has not been cancelled, expired or abandoned. Except as set forth on Section 5.11(c) of the Company Disclosure Schedule, there is no pending, existing, or, to the Knowledge of the Company, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity (aside from normal prosecution proceedings not involving any third party and not involving the validity or enforceability of the Company Intellectual Property) in any jurisdiction involving any of the Company Intellectual Property.

(d) Section 5.11(d) of the Company Disclosure Schedule sets forth a true and correct list of all of the software owned or licensed by the Company (other than commercially available “off-the-shelf” software) (the “Company Software”), and therein has identified which Company Software is owned, licensed, leased, or otherwise used, as the case may be. The Company Software listed on Section 5.11(d) of the Company Disclosure Schedule is owned by the Company or used under rights granted to the Company pursuant to a written agreement, license or lease from a third party. The Company has taken all steps that are reasonably necessary to protect, maintain and enforce its rights in the Company Software. The transactions contemplated by this Agreement and the use of the Company Software owned by the Company (including without limitation the source code, binary executable code, object code, compilers, assemblers and algorithms therein) (the “Owned Software”) does not violate the rights of any third party. The Company is the sole and exclusive owner of and has the valid right to use, sell, license, maintain, support, upgrade and provide services for all of the material Owned Software free and clear of all Liens.

(e) Set forth in Section 5.11(e) of the Company Disclosure Schedule is a complete and accurate list of all written Company IP Agreements and a description of all oral Company IP Agreements (including, without limitation, covenants not to sue and settlement agreements) granting any right to use any Company Intellectual Property or Company Software in which (i) the Company is the licensor or licensee, (ii) annual payments required thereunder exceed $25,000, and (iii) the parties thereto continue to have any obligations, duties or liabilities thereunder (the “Licenses”). The Licenses are valid and binding obligations, enforceable against each such party in accordance with their terms, there are no material breaches or defaults under any License by the Company or by any other party thereto, and there exists no event or condition which does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any other party thereto, under any such License. The Company has not licensed or sublicensed any of its material rights in or assigned or entered into settlement agreements with respect to, any Company Intellectual Property or Company Software other than pursuant to the Licenses. Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, no royalties, honoraria or other fees are payable, and no right or forbearance is owed, by the Company to any third parties for the use of or right to use any Company Intellectual Property or Company Software, other than as set forth the Licenses. True and complete copies of all Licenses have been furnished to the Purchaser prior to the date of this Agreement. Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, there are no agreements granting any third party any right of exclusivity in any of the Owned Software or Company Intellectual Property.

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(f) Each of the Company’s employees and its consultants and contractors engaged to develop Company Intellectual Property and Owned Software have signed confidentiality agreements in favor of the Company as reasonably may be necessary to protect, maintain and enforce the Company Intellectual Property and Owned Software except as would not, individually or in the aggregate, have a material and adverse effect on the Company. All Persons who have created, invented, or improved any material proprietary Company Intellectual Property (or any portion thereof)) have assigned all of their rights and interests therein to the Company in writing and all necessary filings have been made to reflect such assignments. The Company has provided Purchaser with true and complete copies of all such Contracts.

(g) Except as set forth in Section 5.11(g) of the Company Disclosure Schedule, the Company Intellectual Property and Owned Software were not developed under a grant from any Governmental Entity or other source.

(h) The Company is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other intellectual property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Liens other than Permitted Liens.

(i) Except as set forth in Section 5.11(i) of the Company Disclosure Schedule, the conduct of the business of the Company does not infringe upon any intellectual property of any third party and no third party is infringing upon any Company Intellectual Property or Owned Software; and no such claims have been made against a third party by the Company. There are no action, claims or suits pending nor threatened and the Company has not received any written notice of a third party claim or suit (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging that the Company’s activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the intellectual property of any third party; (ii) challenging the validity, enforceability, registrability, patentability, ownership, or use of the Company Intellectual Property or Owned Software; or (iii) by the Company alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to such action, claim or suit.

(j) Other than the Licenses, there are no settlements, consents, judgments, Injunctions, or orders or other agreements which restrict the Company’s rights to use any Company Intellectual Property or Company Software and no other agreements which restrict the Company’s rights to use any Company Intellectual Property or Company Software or which restrict the business of the Company in order to accommodate a third party’s intellectual property rights.

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(k) Section 5.11(k) of the Company Disclosure Schedule contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(l) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the eighteen months (18) preceding the date of this Agreement, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(m) The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the eighteen months (18) preceding the date of this Agreement, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other action, uit or proceeding by any Governmental Entity or other person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such action, suit, or proceeding.

(n) Except as set forth in Section 5.11(n) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Company Software or Company Intellectual Property nor will it require Consent of any Governmental Entity or third party in respect thereto (other than filings with United States and foreign intellectual property agencies and any other Governmental Entities specified in this Agreement).

5.12 Real and Personal Property and Condition of Assets.

(a) The Company and each Company Subsidiary has good, valid and, in the case of real property, marketable title to or a valid leasehold interest in, all of its properties and other tangible assets, real and personal, and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date, free and clear of all Liens and secondary interests of any kind whatsoever (other than Permitted Liens and those set forth in Section 5.12(a) of the Company Disclosure Schedule).

(b) Section 5.12(b) of the Company Disclosure Schedule lists all Owned Real Property and Leased Real Property (collectively, “Real Property”) held by the Company or a Company Subsidiary (specifically indicating whether the Real Property listed is Owned Real Property and Leased Real Property). All Owned Real Property which is identified in Section 5.12(b) of the Company Disclosure Schedule as owned by the Company or a Company Subsidiary is held in fee simple by the Company and none of the Liens thereon interfere with the enjoyment and use of such Real Property. The Company has delivered or made available to Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or a Company Subsidiary acquired such Owned Real Property by it, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or a Company Subsidiary and relating to the Owned Real Property.

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(c) All Leased Real Property which are material or necessary to the business of the Company or a Company Subsidiary held under leases or subleases (“Leases”) by the Company or a Company Subsidiary are held under valid instruments enforceable in accordance within their respective terms and each such instrument is in full force and effect. The Company and each Company Subsidiary has complied in all material respects with the terms of all Leases to which it is a party, and the Company and each Company Subsidiary enjoys peaceful and undisturbed possession under all of their respective Leases. With respect to Leased Real Property, the Company has delivered or made available to Purchaser true, complete and correct copies of any Leases affecting the Leased Real Property.

(d) The Leased Real Property complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations, except where noncompliance, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect. To the Knowledge of the Company, the buildings and other structures on the Leased Real Property are in operating condition. Except for impairments, defaults or breaches, that, individually or in the aggregate would not be reasonably likely to result in a Material Adverse Effect, the covenants, conditions, rights-of-way, easements and similar restrictions affecting all or any portion of the Leased Real Property do not, in each case, materially impair the ability to use any such Leased Real Property in the operation of the businesses of the Company and the Company Subsidiaries as presently conducted, and no material default or breach exists thereunder by the Company or any Company Subsidiary.

(e) The use and operation of the Real Property by the Company or a Company Subsidiary in the conduct of the their respective businesses does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or a Company Subsidiary. There are no actions, claims, or suits pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property of the Company or a Company Subsidiary, or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(f) Neither the Company nor any Company Subsidiary is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or purchase any Leased Real Property or any portions thereof or interests therein.

(g) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company or a Company Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or a Company Subsidiary, together with all other properties and assets of the Company or the Company Subsidiaries, are sufficient for the continued conduct of their respective businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct their respective businesses as currently conducted.

5.13 Inventory. All inventory of the Company and the Company Subsidiaries, whether or not reflected in the Company Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and each of the Company Subsidiaries free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and each of the Company Subsidiaries.

5.14 Accounts Receivable. The accounts receivable reflected on the Company Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or a Company Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or a Company Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Company Interim Balance Sheet or, with respect to accounts receivable arising after the Company Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within thirty (30) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Company Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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5.15 Government Contracts. Neither the Company nor any Company Subsidiary is or has been a party to any agreement with any Government Contract Party. For the purposes of this Section, the term “Government Contract Party” means any independent or executive agency, division, subdivision, audit group or procuring office of any United States federal, state, county, local or municipal government, including any prime contractor of any federal government and any higher level subcontractor of a prime contractor of the United States federal government, and including any employees or agents thereof, in each case acting in such capacity.

5.16 Insurance. Section 5.16 of the Company Disclosure Schedule lists all material insurance policies maintained by the Company or any Company Subsidiary, including, without limitation, all policies relating to fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company or any Company Subsidiary and relating to the assets, business, operations, employees, officers and directors of the Company or any Company Subsidiary (“Insurance Policies”). A copy of each Insurance Policy has been made available to the Purchaser prior to the date of this Agreement and is in full force and effect and all premiums payable as to such policy or bond with respect to all periods up to and including the Effective Time have been, or will be prior to the Effective Time, fully paid. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company or any Company Subsidiary, as the case may be, and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any Company Subsidiary is a party or by which it is bound. No insurance policy of the Company or any Company Subsidiary has been cancelled within the last two years and t neither the Company nor any Company Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or terminated or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. All such Insurance Policies (A) are valid and binding in accordance with their terms; (B) are provided by carriers who are financially solvent; and (C) have not been subject to any lapse in coverage. All Insurance Policies will remain in full force and effect with respect to all occurrences insured under such polices during the period before the Effective Time or will be replaced with similar policies. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no event has occurred, including the failure of the Company or any Company Subsidiary to give any notice or information or by giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or such Company Subsidiary under such Insurance Policies. Except as disclosed in Section 5.16 of the Company Disclosure Schedule, there are no material claims pending or that could be filed under such Insurance Policies and no notices have been given by the Company or any Company Subsidiary under such Insurance Policies. Section 5.16 of the Company Disclosure Schedule discloses all self-insurance arrangements with respect to the Company or any of the Company Subsidiaries.

5.17 Environmental Matters.

(a) The Company, the Company Subsidiaries and their respective Participation Facilities and Loan Properties are, and have been, in compliance all applicable Environmental Laws.

(b) The Company has not received any notice, notification, report, demand, request for information, citation, summons, or order, and no complaint has been filed or suit, or Legal Proceeding initiated, no penalty has been assessed, and no investigation or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other person relating to or arising out of any Environmental Law with respect to the Company’s or any Company Subsidiary’s past or current operations, Participation Facilities or Loan Properties. To the Knowledge of the Company, there is no reasonable basis for any suit, claim, action, or proceeding, or any notice, notification, report, demand, request for information, citation, summons, order, complaint, penalty, investigation, or review of the type as described in this Section 5.17(b) of this Agreement.

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(c) Neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any Person to, any Hazardous Materials, or owned or operated their respective businesses or any Participation Facilities or Loan Properties (and no such Participation Facilities or Loan Properties is contaminated by any such Hazardous Substance), so as to give rise to any Liability (contingent or otherwise) or investigatory, corrective or remedial obligations pursuant to Environmental Laws. There have been no releases of Hazardous Material in violation of any Environmental Law or any Hazardous Materials present on, in, on, under, or affecting any current or previously owned or leased real properties of the Company or any Company Subsidiary or any of their respective past or current Participation Facilities or Loan Properties. Neither the Company nor any Company Subsidiary has assumed, undertaken, or provided an indemnity with respect to, or otherwise become subject to, any Liability of another Person relating to any Environmental Laws. The Company has made available to the Purchaser all environmental audits, reports and all other material environmental documents relating to owned or leased real properties of the Company, the Company Subsidiaries, and their respective predecessors’ past or current properties, facilities or operations which are in their possession or under their reasonable control. No underground or above ground storage tanks are located on the owned or leased real properties of the Company or any of the Company Subsidiaries or any of their respective predecessors’ past or current Participation Facilities, Loan Properties or operations.

5.18 Compliance with Laws; No Violations.

(a) The Company and each Company Subsidiary has in effect and holds all permits, licenses, variances, certificates, authorizations, filings, franchises, notices, rights, Consents, and approvals of and from all Governmental Entities (collectively, “Permits”) which are necessary for them to own, lease, and operate its assets and properties and to carry on their respective businesses as now conducted. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit and the Company does not have any Knowledge that (i) any of the Permits held by the Company or any Company Subsidiary will not be renewable, if necessary, by the Surviving Corporation following the Merger, or (ii) any of such Permits will not otherwise be renewable, if necessary, in the ordinary course after the Effective Time.

(b) Neither the Company nor any Company Subsidiary is in conflict with or, in default under, or in violation of, (i) their respective Charter Documents, or (ii) any Law, Permit, order, judgment, writ, Injunction, or decree applicable to the Company, any Company Subsidiary, or by which assets or properties the Company or any Company Subsidiary are bound or affected.

(c) Neither the Company nor any Company Subsidiary has received any notification or communication from any Governmental Entity (including any state or local regulatory authorities) (i) asserting that the Company or a Company Subsidiary is not in compliance with any of the Laws, orders, judgments, writs, Injunctions, decrees, or Permits, or (ii) threatening to threatening to terminate, revoke, cancel, or reform any Permits. Except as set forth in Section 5.18(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any Contract, memorandum of understanding, or other arrangement with any Governmental Entity as a condition to receiving or maintaining any Permit. To the Knowledge of the Company no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened.

5.19 Certain Employee and Labor Matters.

(a) Section 5.19(a) of the Company Disclosure Schedule sets forth a list of all Persons who are directors, officers, employees, independent contractors, or consultants of the Company and each Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) the name, (ii) title (including whether part-time or full-time), (iii) date of hire or engagement, (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation (including additional compensation and other benefits, if any, paid or payable to such persons as of the date hereof or in the future); and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all directors, officers, employees, independent contractors or consultants of the Company and each Company Subsidiary for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company or any Company Subsidiary with respect to any compensation, commissions, bonuses or fees. Except as set forth on Schedule 5.19(a), neither the Company nor any Company Subsidiary is subject to any obligation (absolute or contingent) to make any severance, change in control or similar payment to any current or former directors, officers, employees, independent contractors, or consultants of the Company or any Company Subsidiary as a result of the consummation of the Transaction and the ancillary documents (whether or not in conjunction with any other event).

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(b) Neither the Company nor any Company Subsidiary (i) is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with any labor union or labor organization, or (ii) has been joined or, to the Knowledge of the Company, threatened to be joined, as a party in any action, suit, claim or proceeding asserting that the Company, any company Subsidiary or any predecessor of either of them, has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel the Company or any Company Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage, or other labor dispute involving the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened, other than routine disputes with individual employees or former employees, none of which routine disputes is material. To the Knowledge of the Company, there is no activity involving employees seeking to certify a collective bargaining unit or engaging in any other organizing activity. There are no material employment related disputes, arbitrations, actions, suits, claims, or proceedings pending or, to the Knowledge of the Company, threatened.

(c) The Company and each of the Company Subsidiaries are in compliance with all applicable Laws relating to the employees and the engagement of leased employees, consultants, and independent contractors, including, without limitation Laws regarding discrimination, harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants, and independent contractors), tax withholding requirements lof the Code, leaves of absence, reasonable accommodation of disabilities, occupational health and safety requirements, workers’ compensation, and employment practices.

(d) The Company has complied with the WARN Act and any similar state statutes.

5.20 Employee Benefit Matters.

(a) Section 5.20(a) of the Company Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any Company Subsidiary or any spouse or dependent of such individual, or under which the Company or any Company Subsidiary or any of their ERISA Affiliates has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 5.20(a) of the Company Disclosure Schedule, each, a “Benefit Plan”). The Company has separately identified in Section 5.20(a) of the Company Disclosure Schedule, each Benefit Plan that contains a change in control provision.

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(b) With respect to each Benefit Plan, the Company has made available to Purchaser prior to the date of this Agreement, accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan has been maintained, funded, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that would reasonably be expected to result in any Liability or excise Tax under ERISA or the Code being imposed on the Company.

(d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under an Benefit Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect the qualified status of such plan and trust. Each such Benefit Plan satisfies (and has satisfied) the applicable “coverage” requirements of Section 410(b) of the Code and other applicable nondiscrimination requirements of the Code.

(e) Neither the Company, nor any member of the Controlled Group has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Benefit Plan provides post-termination or retiree health or welfare benefits other than as required by Section 4980B of the Code for which the covered individual pays the full cost of coverage.

(f) There is no pending or, to the Knowledge of the Company, threatened Proceeding of any kind with respect to any Benefit Plan (other than routine claims for benefits), nor is there any basis for any such Proceeding.

(g) All (i) insurance premiums, if any, required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(h) The execution and performance of this Agreement and the other transaction documents will not (i) constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any Company Subsidiary to any current or former director, officer, employee, independent contractor, or consultant of the Company (or any dependent of any such Person), or (ii) accelerate the time of payment, funding or vesting of, or increase the amount of, compensation due to any current or former director, officer, employee, independent contractor, or consultant of the Company or any Company Subsidiary (or any dependent of any such Person). Neither the Company nor any Company Subsidiary Company has any obligation to any Person to provide any “gross-up” or similar payment to any Person with respect to Sections 4999 or 409A of the Code.

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(i) Each individual who is classified by the Company or any Company Subsidiary as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j) No Benefit Plan or other arrangement authorizes grants of either stock appreciation rights or restricted stock of the Company and there are no outstanding stock appreciation rights or restricted stock of the Company.

(k) Each agreement, Contract, plan or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company is a party complies with, and has been maintained in accordance with, the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

5.21 Legal Proceedings. Except as disclosed in Section 5.21 of the Company Disclosure Schedule, there are no Legal Proceedings or investigation instituted or pending or, to the Knowledge of the Company, threatened (or unasserted or not threatened but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against, affecting or naming as a party thereto, the Company, any Company Subsidiary, or against any of their respective assets, properties, Benefit Plans, interests or right of the Company or any Company Subsidiary that would, individually or in the aggregate (a) be material to the Company or any Company Subsidiary, or (b) materially impede, delay, or impair the consummation of the Merger and the other Transactions. To the Knowledge of the Company, there does not currently exist any valid basis for any such Legal Proceeding. There are no outstanding judgments, orders, writs, Injunctions, awards, or decrees of any Governmental Entity or arbitrator against the Company, any Company Subsidiary, or against any of their respective properties, assets, or businesses, or, to the Knowledge of the Company, any of the current or former directors (in his or her capacity as such), officers or other Persons of the Company or any Company Subsidiary, whom the Company , any Company Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify or advance expenses to such Person).

5.22 Books and Records. The minute books and stock record books of the Company and each Company Subsidiary, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and each Company Subsidiary contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders of the Company and each Company Subsidiary, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

5.23 Certain Business Practices. Neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent, employee, or other representative of the Company or any Company Subsidiary has directly or indirectly in violation of any law, rule or regulation (including the Foreign Corrupt Practices Act of 1977, as amended, (the “FCPA”)): (a) made any contribution, gift, bribe rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries for the purpose of taking any of the actions in Section 5.23(a) hereof. The Company and each Company Subsidiary and, to the Knowledge of the Company, the Company’s Affiliates have at all times since January 1, 2019 conducted their respective businesses in compliance with the FCPA (including the recordkeeping provisions of the FCPA) and all similar laws, rules and legal requirements, domestic and foreign, and the Company and each of the Company Subsidiaries have instituted and maintained policies, procedures, and controls designed to ensure continued compliance therewith and will all similar laws, rules and requirements, domestic and foreign.

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5.24 Related Party Transactions. Except as described in Section 5.24 of the Company Disclosure Schedule, no director or officer of the Company or any Company Subsidiary, and no member of their immediate families, has any direct or indirect interest in: (a) any material equipment or other property, real or personal, tangible or intangible, including without limitation, any item of intellectual property (including Company Intellectual Property), used by the Company or a Company Subsidiary in connection with or pertaining to their respective businesses, or (b) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of the Company or any Company Subsidiary; in each case which would be required to be disclosed under Item 404(a) of Regulation S-K; provided, however, that no such director of officer or other Person shall be deemed to have such an interest solely by virtue of the ownership by such Person, such Person’s immediate family or their respective Affiliates of less than two percent (2%) of the outstanding voting stock or debt securities of which are traded on a recognized stock exchange. Other than as disclosed in Section 5.24 of the Company Disclosure Schedule, since January 1, 2020, neither the Company nor any Company Subsidiary has been a party to any transaction or agreement with any Affiliate of the Company or any Company Subsidiary, stockholder, director, or executive officer of the Company or any Company Subsidiary that would be or will be required to be disclosed under Item 404 of Regulation S-K. Neither the Company nor any Company Subsidiary has any loans to any of its respective directors or officers which loans are outstanding.

5.25 Takeover Statutes. The Company Board has duly and validly taken or will take in a timely manner all actions necessary to exempt this Agreement, the Merger, and all other Transactions from the provisions of Sections 607.0901 through 607.0903, inclusive, of the FBCA (“Anti-Takeover Laws”). Other than the Anti-Takeover Laws, there is no state takeover or similar statute or regulation that is applicable or purports to be applicable to, nor are there any control share acquisition, business combination, poison pill (including any distribution under a rights plan or agreement) or other similar anti-takeover provision under the Company Articles of Incorporation or Company Bylaws that may be, or purport to be applicable to, this Agreement, the Merger, or any of the other Transactions.

5.26 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company

5.27 Statements True and Correct. None of the information supplied or to be supplied by the Company or any of the Company Subsidiaries for inclusion in a Form 8-K, or other appropriate form, to be filed with the SEC by the Purchaser under the Securities Act or the Exchange Act in connection with the Transactions (the “Super Form 8-K”), or any other document to be filed with the SEC in connection with the Transactions will, at the respective time such documents are filed, contain any untrue statement of a material fact or omit to state any material fact necessary relating to the Company or its officers and directors in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading. All documents that the Company is responsible for filing with any Governmental Entity in connection with the Transactions will comply as to form in all material respects with the provisions of applicable Law, including applicable provisions of the Securities Laws.

ARTICLE VI

Representations and Warranties of Purchaser

Except as set forth in the disclosure schedule, dated as of the date of this Agreement, that has been delivered to the Company prior to the execution and delivery of this Agreement by the Purchaser (the “Purchaser Disclosure Schedule”) (each such exception set forth in the Purchaser Disclosure Schedule shall not be deemed a disclosure or an exception with respect to any other section or sections of this Agreement unless reliance on such disclosure or an exception to such other section or sections is specifically referenced to each such other section or sections in the Purchaser Disclosure Schedule), the Purchaser represents and warrants to the Company as follows:

6.01 Organization, Standing, and Power. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Purchaser is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction (whether federal, state, or local), or such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect on the Purchaser. The copy of the certificate of incorporation (“Purchaser Certificate of Incorporation”) and bylaws of the Purchaser as most recently filed with the SEC Reports are true, correct and complete copies of such documents as in effect on the date of this Agreement.

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6.02 Authority; Due Execution. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Transactions, subject in the case of the Merger, to obtaining the affirmative vote of at least a majority of the outstanding shares of Purchaser Common Stock in favor of adopting this Agreement from the Purchaser Stockholders (“Purchaser Stockholder Approval”). The execution, delivery, and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Purchaser, except in the case of the Purchaser Stockholder Approval. This Agreement has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution, and delivery hereof by the Company, this Agreement is a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to the applicable Bankruptcy and Equity Exceptions).

6.03 No Conflicts; No Consents.

(a) Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the Transactions (including the Merger), nor compliance by the Purchaser with any of the terms or provisions herein, will (i) conflict with or violate any provision of the Charter Documents of the Purchaser, or (ii) violate, conflict with, constitute or result in a breach of any term, condition, or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of any benefit under, or require a Consent pursuant to, or result in the creation of any Lien upon any material assets or properties of the Purchaser pursuant to, any of the terms, provisions, or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan, or other instrument or obligation to which the Purchaser is a party, or by which any of its properties or assets may be bound or affected, when such violation, conflict, breach, default, creation of Lien, or failure to obtain a Consent would, in the aggregate have a Material Adverse Effect on the Purchaser, or (iii) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Purchaser or any of its properties or assets which in the aggregate would have a Material Adverse Effect on the Purchaser.

(b) No notice to, registration, declaration, or filing with, order, authorization, or Permit of, exemption or waiver by, or Consent of, or any action by any Governmental Entity is necessary or required as a pre-condition to the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the Merger and the other Transactions, other than (i) those required in connection or compliance with the provisions of applicable Securities Laws and state corporate and securities Laws and (ii) the filing of the Articles of Merger with the Florida Secretary and the Certificate of Merger with the Delaware Secretary.

6.04 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Purchaser consists of Two Hundred Twenty Million (220,000,000) shares, consisting of (a) Two Hundred Million (200,000,000) shares of Purchaser Common Stock, of which 120,942,987 shares of Purchaser Common Stock are issued and outstanding, and (b) Twenty Million (20,000,000) shares of preferred stock, $0.0001 per share (the “Purchaser Preferred Stock”), of which no shares of Purchaser Preferred Stock are issued or outstanding.

(b) After giving effect to the Reverse Stock Split, immediately prior to the Closing and before the Purchaser Stock Issuance pursuant to Merger in accordance with the terms of this Agreement, the authorized capital stock of the Purchaser shall consist of Twenty Two Million (22,000,000) shares, consisting of (a) Twenty Million (20,000,000) of Purchaser Common Stock, of which Two Hundred Forty One Thousand Eight Hundred Eighty Six (241,886) shares of Purchaser Common Stock shall be issued and outstanding (not including any shares issued to be issued in lieu of fractional shares pursuant to the Reverse Stock Split), and (b) Two Million 2,000,000) shares of Purchaser Preferred Stock, of which no shares of Purchaser Preferred Stock will be issued or outstanding.

(c) All of the issued and outstanding Purchaser Common Stock, as of the date hereof, are, and immediately prior to the Closing will be, and all of the Purchaser Common Stock to be issued pursuant to the Purchaser Stock Issuance in exchange for shares of Company Common Stock upon consummation of the Merger when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. All of the Purchaser Common Stock to be issued in the Merger will be authorized and reserved for issuance prior to the Effective Time. None of the outstanding Purchaser Common Stock has been, and none of the Purchaser Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights.

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6.05 Subsidiaries. The Purchaser does not have any Subsidiaries and the Purchaser does not own, or have any interest in any shares or have an ownership interest in any other Person.

6.06 SEC Filings; Financial Statements.

(a) The Purchaser has filed with or furnished to, as applicable, the SEC all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed by the Purchaser with the SEC since September 30, 2020 (collectively referred to as the “SEC Reports”). True, correct, and complete copies of all the SEC Reports are publicly available in the Electronic Data, Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such SEC Reports. None of the SEC Reports, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Purchaser, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports.

(b) The audited consolidated financial statements and the unaudited interim financial statements of the Purchaser (including, in each case, the notes thereto) contained in the SEC Reports filed on Forms 10‑K or Forms 10‑Q, including any SEC Reports filed subsequent to the date of this Agreement until the Effective Time (the “Purchaser Financial Statements”) (as of the dates thereof and for the periods covered thereby) (i) are or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10‑Q promulgated by the SEC), and (ii) present or will present fairly the financial position of the Purchaser as of their respective dates and the results of operations and cash flows of for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year‑end adjustments which were not or are not expected to be material in amount, and except for the absence of certain footnote information in the unaudited statements.

6.07 Absence of Certain Changes or Events. The audited balance sheet of Purchaser dated as of September 30, 2021 contained in the SEC Documents filed prior to the date hereof is hereinafter referred to as the “Purchaser Balance Sheet.” Since the date of the Purchaser Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of Purchaser has been conducted in the ordinary course of business in all material respects as described in the SEC Reports and there has not been or occurred any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

6.08 No Undisclosed Liabilities. The Purchaser does not have any Liabilities or Off-Balance Sheet Arrangements other than Liabilities that: (i) are reflected or reserved against in the Purchaser Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Purchaser Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the Transactions; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

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6.09 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Purchaser have been filed, or requests for extensions have been filed, granted, and have not expired for periods ending on or after September 30, 2020, and on or before the date of the most recent fiscal year and immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Purchaser and all such returns filed are true, complete, and accurate in all material respects. The Purchaser has paid or caused to be paid all Taxes shown to be due on such Tax Returns. There is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any Taxes that is reasonably likely to result in a determination that would have a Material Adverse Effect on the Purchaser. All Taxes and other liabilities due with respect to completed and settled examinations or concluded litigation have been paid accrued.

(b) Adequate provision for any Taxes due or to become due for the Purchaser for any period or periods through the date of the Purchaser Financial Statements, has been made and is reflected on such Purchaser Financial Statements.

(c) Deferred Taxes of the Purchaser have been provided for in the Purchaser Financial Statements in accordance with GAAP.

(d) The Purchaser is in compliance with, and their records contain all information and documents (including properly completed Internal Revenue Service Forms W‑9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions which are not reasonably likely to have a Material Adverse Effect on the Purchaser.

6.10 Environmental Matters.

(a) To the Knowledge of the Purchaser, the Purchaser and its current or previously owned or operated Participation Facilities and Loan Properties are, and have been, in compliance in all material respects with all applicable Environmental Laws, except for violations which are not reasonably likely to have a Material Adverse Effect on the Purchaser.

(b) To the Knowledge of the Purchaser, there is no suit, claim, action, or proceeding pending or threatened before any Governmental Entity, or other forum in which the Purchaser or any of its Loan Properties or Participation Facilities has been or, with respect to threatened proceedings may be named as a defendant or a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Purchaser, or any of its Loan Properties or Participation Facilities, except for such proceedings pending or threatened that are not reasonably likely to have a Material Adverse Effect the Purchaser. To the knowledge of the Purchaser, no notice, notification, demand, request for information, citation, summons, or order has been received, to the Knowledge of the Purchaser, no complaint has been filed, no penalty has been assessed, and to the Knowledge of the Purchaser no investigation or review is pending or, to the Knowledge of the Purchaser, is threatened by any Governmental Entity or other person relating to or arising out of any Environmental Law.

(c) To the Knowledge of the Purchaser, there is no reasonable basis for any suit, claim, action, or proceeding of the type as described in Section 6.10(b) of this Agreement, except as would not have a Material Adverse Effect on the Purchaser.

(d) To the Knowledge of the Purchaser, there has been no release of Hazardous Material in, on, under, or affecting any current or previously owned or leased real property of the Purchaser or any of its Participation Facilities or any Loan Properties, except where such release does not or is not reasonably likely to have, in the aggregate, a Material Adverse Effect on the Purchaser.

6.11 Compliance with Laws; No Violations.

(a) The Purchaser has in effect and holds all Permits of and from all Governmental Entities necessary for it to own, lease, and operate its material assets and property and to carry on its business as now conducted, except for such Permits the absence of which are not reasonably likely to have a Material Adverse Effect on the Purchaser.

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(b) The Purchaser is not presently in conflict with or, in default under or in violation of, (i) any of the Purchaser’s Charter Documents, or (ii) Law, Permit, order, judgment, writ, Injunction, or decree applicable to the Purchaser’s business or by which any of its assets or properties are bound or affected except for conflicts, defaults, or violations that are not reasonably likely to have a Material Adverse Effect on the Purchaser.

(c) The Purchaser has not received any notification or communication from any Governmental Entity (i) asserting that the Purchaser is not in compliance with any of the Laws, orders, judgments, writs, Injunctions, or decrees which such Governmental Entity enforces, which as a result of such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, or (ii) threatening to revoke any Permits.

6.12 Legal Proceedings. There are no Legal Proceedings instituted or pending or, to the best of the Knowledge of the Purchaser, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against the Purchaser, or against any of its properties, assets, interests, or rights, that is reasonably likely to have a Material Adverse Effect the Purchaser. The Purchaser is not a party to any agreement or instrument or is subject to any restrictions under its Charter Documents, or other corporate restriction, or any judgment, order, writ, Injunction, or decree of any Governmental Entity or arbitrators that is reasonably likely to have a Material Adverse Effect on the Purchaser.

6.13 Brokers and Finders. Neither the Purchaser, nor any of its directors, officers, or employees has employed any agent, broker, finder, investment banker, or other intermediary or incurred any liability for any financial advisory services, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser in connection with this Agreement or the Transactions.

6.14 Material Contracts. Except as disclosed in Section 6.14 of the Purchaser Disclosure Schedule, all material contracts, agreements, leases, commitments, and other instruments to which the Purchaser is a party and which are required to be filed as an exhibit to SEC Reports have been so filed.

ARTICLE VII

Conduct of Business Prior to the Effective Time

7.01 Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of termination of this Agreement (in accordance with its terms) or the Effective Time, unless the prior written consent of the Purchaser shall have been obtained or except as required by applicable Law or expressly contemplated by this Agreement, the Company and each of the Company Subsidiaries shall: (a) conduct their respective businesses only in the usual, regular, and ordinary course consistent with past practice, (b) use their reasonable best efforts to maintain and preserve substantially intact their respective business organizations, assets, and properties and maintain their respective rights and franchises, (c) to keep available the services of their respective current officers and employees, and (d) to preserve their present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with them. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as required by applicable Law, neither the Company nor any Company Subsidiary shall, without the prior written consent of Purchaser:

(a) amend or propose to amend any of the Charter Documents of the Company or any Company Subsidiary;

(b) (i) adjust, split, combine, or reclassify any the Company Securities or authorize the issuance of any other securities in respect of or in substitution for Company Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire any Company Securities, (iii) exchange, directly or indirectly, any shares, or any securities convertible into any of the Company Securities, or (iv) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock, property, or otherwise) in respect of respect to its capital stock, or enter into any Contract with respect to the voting of, any Company Securities;

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(c) issue, sell, pledge, dispose of, encumber, authorize the issuance of, enter into any Contract or other instrument, to issue, sell, pledge, dispose of, encumber, or otherwise permit to become outstanding any additional shares of Company Common Stock or any other Company Securities (or permit the exercise of any Company Option, or other right requiring the issuance of any Company Securities), or any stock appreciation rights, or any Company Option to acquire any Company Securities;

(d) except as required by applicable Law or Contract in effect as of the date of this Agreement, (i) increase the compensation or benefits payable or that could become payable by the to directors, officers, or employees of the Company or any Company Subsidiary, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (iii) establish, adopt, enter into, any Benefit Plan, agreement, program, policy, trust, fund, or other arrangement or make any material change in or to any existing employee benefit plans of the Company or any Company Subsidiary other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the Tax qualified status of any such plan; (iv) make any contribution to any Benefit Plan, other than contributions required by Law, the terms of such employee benefit plan as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice, (v) enter into or amend any severance agreements with officers or employees of the Company or any Company Subsidiary, or (vi) enter into or amend any employment agreement, contract, or other instrument between Company or any Company Subsidiary, on one hand, and any Person (unless such amendment is required by Law), on the other hand, that the Company or any Company Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time.

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $10,000 in the aggregate;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any of its assets or properties; provided, that the foregoing shall not prohibit the Company from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company Intellectual Property, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) (i) repurchase, prepay, or incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $10,000, (ii) assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of an individual, corporation, or other entity, (iii) make any loan or advance to any director or officer of the Company or any Company Subsidiary or to any other Person in excess of an aggregate of $10,000, or cancel, release, or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts, agreements, or other instruments in force at the date of this Agreement, or (iv) issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) enter into, amend, or modify in any material respect, or consent to the termination of (other than at its stated expiration date or other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims), any Company Material Contract or any other Contract that, if in effect as of the date hereof would constitute a Company Material Contract;

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(i) institute, settle, or compromise any Legal Proceeding involving the payment of monetary damages by the Company or any Company Subsidiary of any amount exceeding $10,000 in the aggregate, other than (i) any Legal Proceeding brought against Purchaser arising out of a breach or alleged breach of this Agreement by Purchaser, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any Company Subsidiary shall settle or agree to settle any Legal Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on their respective businesses;

(j) make any significant change in any method of Tax methods or financial accounting principles or practices or systems of internal accounting controls in effect on June 30, 2022, in each case except for any such change required by a change in GAAP or applicable Law;

(k) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the Anti-Takeover Laws, except for the Purchaser or any of its Affiliates or the Transactions;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Intellectual Property, or grant any right or license to any Company Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K that would be required to be disclosed pursuant to Item 404 of Regulation S-K;

(q) adopt or implement any stockholder rights plan or similar arrangement; or

(r) agree to, or make any commitment to, take any of the actions prohibited by Section 7.01 of this Agreement.

7.02 Conduct of Operations of the Purchaser. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Purchaser, unless the prior written consent of the Company shall have been obtained (which consent shall not be unreasonably withheld, conditioned, or delayed) or except as required by applicable Law or expressly contemplated by this Agreement, the Purchaser shall conduct its business in all material respects in the usual, regular, and ordinary course consistent with past practice as described in its SEC Reports. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as required by applicable Law, the Purchaser shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed)):

(a) except with respect to the Reverse Stock Split and the addition of an officer exculpatory provision as permitted under the DGCL, amend or propose to amend the Charter Documents of the Purchaser;

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(b) except with respect to the Reverse Stock Split, (i) adjust, split, combine, or reclassify any of the outstanding shares of the Purchaser Common Stock or authorize the issuance of any other securities in respect of or in substitution for the Purchaser Common Stock in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Purchaser Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire any shares of the Purchaser Common Stock, (iii) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock, property, or otherwise) in respect of respect to its capital stock), or enter into any Contract with respect to the voting of, any shares of its capital stock;

(c) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement;

(d) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(e) agree to, or make any commitment to, take any of the actions prohibited by Section 7.02 of this Agreement.

7.03 Government Filings and Reports. Between the date of this Agreement and the Effective Time, each party shall file all reports and other filings required to be filed by each of them with Government Entities with respect to this Agreement and the Transactions (other than those reports or other filings which are required to be to be made after the Closing (including SEC Reports and filings relating to the Purchaser Share Issuance) and shall deliver to the other parties copies of all such reports and filings promptly after the same are filed. If financial statements are contained in any such reports or filings filed with the SEC, such financial statements shall fairly present the consolidated financial position of the entity filing such statements as of the dates indicated thereon and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal year-end adjustments or any other adjustments described therein which are not expected to be material in amount, and except for the absence of certain footnote information in the unaudited statements). As of their respective dates, such reports and filings filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading (except to the extent that any such statement or omission therein has been corrected or otherwise disclosed or updated in a subsequent report or filing filed by such party with the SEC).

ARTICLE VIII

Additional Agreements

8.01 Preparation of Super Form 8-K. The Purchaser shall prepare and, within four Business Days after the Effective Date, file a Super Form 8-K with the SEC, which shall include information relating to the combined Purchaser and the Company as would be required in a Form 10 filed under the Exchange Act, including without limitation, all required disclosures concerning the post-Merger operations and management of the Purchaser and all required consolidated and pro forma financial statements. The Company shall furnish the Purchaser with all information concerning the Company and the holders of Company Common Stock as the Purchaser may reasonably request in connection with the foregoing. The Purchaser also shall take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the Purchaser Stock Issuance pursuant to the Merger, and the Company shall furnish to Purchaser all information concerning the Company as may be reasonably requested in connection with any such actions.

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8.02 Access to Information; Confidentiality.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement (in accordance with its terms), upon reasonable notice and subject to applicable Laws, the Purchaser and the Company shall afford each other, and each other’s accountants, counsel, and other representatives, during normal business hours, reasonable access to all of its properties, books, contracts, commitments, and records and, during such period, each of the Company and the Purchaser shall furnish promptly to the other (a) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of the Securities Laws (other than reports or documents which such party is not permitted to disclose under applicable Law), (b) a copy of all filings made with any Governmental Entities in connection with the transactions contemplated by this Agreement and all written communications received from such Governmental Entities related thereto, and (c) all other information concerning its business, properties, and personnel as such other party may reasonably request, including reports of condition filed with Regulatory Authorities. In this regard, without limiting the generality of the foregoing, each of the parties hereto shall notify the other parties hereto promptly upon the receipt by it of any comments from the SEC, or its staff, and any requests by the SEC for amendments or supplements to the Super Form 8-K or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other government official, on the other hand, with respect to the Super Form 8-K or other filing with the SEC. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). Each party hereto shall, and shall cause its advisors and representatives to conduct its investigation in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of the other and shall be in accordance with procedures established by the parties having due regard for the foregoing, No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Purchaser pursuant to this Agreement.

(b) The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the Transactions, including any information obtained pursuant to Section 8.02(a), shall be treated in accordance with the Confidentiality Agreement and Standstill Agreement, dated March 19, 2022, by and among the Purchaser, the Company, and the Company’s stockholders (the ‘Confidentiality Agreement’). The Purchaser and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

8.03 No Solicitation.

(a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed. Except with respect to this Agreement and the Transactions, from the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to Article X, the Company shall not and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party Acquisition Proposal; or (ii) enter into any Contract with respect to any Acquisition Proposal; or (iii) in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any Person (other than or any of its Affiliates or representatives) relating to an Acquisition Proposal.

(b) The Company shall promptly, and in any event within one (1) Business Day, notify the Purchaser if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with an Acquisition Proposal (an “Acquisition Proposal Interest”). Such notice shall identify the Person indicating such Acquisition Proposal Interest and the material terms and conditions of any such Acquisition Proposal.

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(c) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify the Board approval or the Company Board Recommendation of this Agreement or the Merger in a manner adverse to the Transaction or the Purchaser, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any Contract or any direct or indirect understanding, or arrangement with respect to any Acquisition Proposal.

8.04 Stockholder Approvals of Merger. Prior to the Closing, (a) the Company Board shall submit to its stockholders a form of written consent approving of this Agreement, the Merger, and such other related matters as the Company deems appropriate (“Company Written Consent”), and shall provide its stockholders with the Company Board Recommendation to approve such matters and execute and deliver the Written Consent to the Company, and (b) the Company shall obtain Written Consents from all of its stockholders approving of this Agreement, the Merger, and such other related matters as it deems appropriate.

8.05 Purchaser Approvals. Prior to the Closing, the Purchaser shall take all corporate actions necessary to approve this Agreement, the Merger, and Reverse Stock Split transaction, including, without limitation, the following: (i) with respect to approval of this Agreement and the Merger, obtain the Purchaser Stockholder Approval, and (ii) with respect to the Reverse Stock Split, (A) obtain the unanimous written consent of the Purchaser Board, and (B) obtain the affirmative vote of a majority of the outstanding shares of the Purchaser Common Stock approving the Reverse Stock Split and related amendments to the Purchaser Certificate of Incorporation (“Reverse Stock Split Consent”). Prior to the consummation of the Reverse Stock Split, the Purchaser will provide all required notifications relating to the record date and effective date for the Reverse Stock Split with FINRA and in a Form 8-K to be filed with the SEC.

8.06 Notices of Certain Events. Subject to applicable Law, the Company shall notify the Purchaser, and the Purchaser shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any demand made under Section 262 seeking appraisal rights for the Purchaser Common Stock, and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, (ii) reasonably likely to have a Material Adverse Effect on such party, or (iii) the failure of any of the conditions set forth in Article IX of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 8.06 or the failure of any condition set forth in Article IX to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article IX to be satisfied; and provided, further, that, the delivery of any notice pursuant to this Section 8.06 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

8.07 Directors’ and Officers’ Indemnification.

(a) The Purchaser agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of two years from the Effective Time, the Surviving Corporation shall, and the Purchaser shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such two-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

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(b) The Company shall indemnify, and each Indemnified Party shall, severally and not jointly, indemnify, defend, and hold harmless the Purchaser, and each of its directors, officers, employees, and agents, and each person who controls the Purchaser, against all costs, fees, or expenses (including reasonable attorneys’ fees) judgements, fines, penalties, losses, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, administrative, or investigative, arising out of or under the Securities Laws or any state blue sky or securities Laws based in whole or in part on (i) any untrue statement or alleged untrue statement of a material fact contained in the Super Form 8-K, including any amendment or supplement to such Super Form 8-K, and any SEC filings of the Purchaser in to which it is incorporated by reference), (ii) any omission or alleged omission to state in such documents a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation of the Company or such Indemnified Party of the Securities Laws or any state blue sky or securities Laws in connection with such documents; provided, however, that each Indemnified Party will be liable only for, and the Company will be liable in any such case only to the extent that, any such claim, action, suit, or investigation is based on any untrue statement or alleged untrue statement or omission or alleged omission made in such Super Form 8-K, including any amendment or supplement to such Super Form 8-K, or any SEC filings of the Purchaser in to which it is incorporated by reference thereto, in reliance upon and in conformity with information furnished in writing by the Company or such Indemnified Party, as the case may be, specifically for use therein.

(c) If the Purchaser or the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall transfer all or substantially all of its assets to any person, corporation or entity, then in each case, proper provision shall be made so that the successors and assigns of the Purchaser or the Surviving Corporation shall assume the obligations set forth in this Section 8.07

(d) The provisions of this Section 8.07 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and shall survive the consummation of the Merger and be binding on all successors and assigns of the Purchaser and the Surviving Corporation.

8.08 Agreements As To Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, and to satisfy all conditions to the Transactions as expeditious manner as reasonably practicable after the date of this Agreement (and in any event no later than the Outside Termination Date), the Merger and the other Transactions, including: (i) the obtaining of all necessary Permits, waivers, and actions or non-actions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary Consents from third parties; (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement, and (iv) the use of their respective reasonable best efforts to cause to be satisfied the conditions referred to in Article IX of this Agreement provided, however, that nothing herein shall preclude either party from exercising its rights under this Agreement. The Company and the Purchaser shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), (iii), and (iv) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.

(b) Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the Transactions. If the Company, on the one hand, or Purchaser, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the Transactions.

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(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with the Purchaser and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, neither the Purchaser nor any of its Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Injunction, in connection with the Transactions.

8.09 Public Announcements. The initial press release with respect to this Agreement and the Transactions shall be a release mutually agreed to by the Company and the Purchaser. Thereafter, each of the Company and the Purchaser agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law (including the rules and regulations of the SEC, (b) legal process, or (c) any Governmental Entity to which the relevant party is subject or submits; provided, that, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 8.09 shall not apply to any release, statement, announcement, or other disclosure made with respect to the Merger and the other Transactions that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or the Purchaser in accordance with this Section 8.09.

8.10 Anti-Takeover Laws. If any “control share acquisition,” “fair price,” “affiliated transaction,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to the Purchaser, the Company, the Merger, or any other Transactions, then each of the Company and the Company Board on the one hand, and the Purchaser and the Purchaser Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law (including the Anti-Takeover Laws), inapplicable to the foregoing.

8.11 Tax Treatment. Each of the Company and the Purchaser shall use its reasonable best efforts to (a) cause the Merger to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

8.12 Company Loan to the Purchaser. Following the execution of this Agreement, the Company agrees to negotiate in good faith and to enter in lending agreements with the Purchaser pursuant to which the Company will lend Two Hundred Thousand Dollars ($200,000) to the Purchaser (the “Company Loan”) on an unsecured basis, upon mutually acceptable terms. The parties agree that such loan will bear interest at an annual rate of six percent (6%) and will mature on the earlier of October 28, 2024 or a termination of this Agreement by the Purchaser (other than a termination by the Purchaser pursuant to Sections 10.01(b), (e,) (f), (g), or (h) hereof, in which case such loan proceeds from the Company Loan may be applied by the Purchaser against any Termination Fee owed by the Company to the Purchaser hereunder). The Company acknowledges that time is of the essence with respect to the definitive agreements for the Company Loan and will use its commercially reasonable efforts to assure that the definitive agreements will be finalized and ready for execution within four (4) Business Days after the date of this Agreement.

8.13 Resignations. At the written request of the Purchaser, the Company shall cause each director of the Company to resign in such capacity, with such resignations to be effective as of the Effective Time.

8.14 Appointment of Directors to the Purchaser Board. The Purchaser will take all action necessary to cause expand the size of the Purchaser Board and appoint the following Persons to fill such vacancies and serve as directors of the Purchaser Board, effective immediately after the Effective Time: Randy Moritz, Keri Moritz, Brian Kendzior, and Lori Toomey.

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8.15 Registration Rights Agreement. At the Closing, the Purchaser shall duly execute and deliver a Registration Rights Agreement, in substantially the form attached hereto as Exhibit A (“Registration Rights Agreement”), relating to the Purchaser Common Stock issued pursuant to the Merger pursuant to which each holder of the Company Common Stock shall have the right to become a party at the Closing.

8.16 Investment Letter. At the Closing, the Company shall deliver to the Purchaser an Investment Letter, in substantially the form attached hereto as Exhibit B (“Investment Letter”), duly executed and delivered by each of the holders of the Company Common Stock and other Persons, if any, receiving the Merger Consideration.

8.17 Purchaser Registration as a Secondary Metals Recycler. Following the execution of this Agreement, the Purchaser and its applicable officers and directors shall take all steps necessary for the Purchaser to submit a Registration Application for Secondhand Dealers and Secondary Metal Recyclers on Form DR-1S) to apply for registration of the Surviving Corporation as an approved Secondary Metals Recycler under Section 538.25 of the Florida Statutes.

8.18 Company Acquisition of 6, LLC Assets. The Company shall take all steps necessary to acquire 6, LLC, a Florida limited liability company owned and controlled by the shareholders of the Company (“6, LLC”), pursuant to a merger transaction (“Acquisition Merger”) prior to the Closing, subject to the reasonable approval of the Purchaser.

8.19 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IX

Conditions

9.01 Conditions to Obligations of Each Party. The respective obligations of each party to perform this Agreement and consummate the Merger and the other Transactions shall be subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Legal Proceedings. No Governmental Entity of competent jurisdiction shall have issued any injunction, order, decree, ruling, or other legal restraint or prohibition, whether temporary, preliminary, or permanent (an “Injunction”) which is in effect and has the effect of preventing the consummation of the Merger or any of the other Transactions, nor shall any such Legal Proceeding have been commenced or be pending for the purposes of obtaining an Injunction. No Law, judgment, order, Injunction, writ, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(b) Secondary Metals Recycler Registration. The Surviving Corporation shall have been approved as a Secondary Metals Recycler under Section 538.25 of the Florida Statutes to be effective immediately following the closing of the Merger.

9.02 Conditions to Obligations of Purchaser. The obligations of the Purchaser to perform this Agreement and to consummate the Merger and the other Transactions also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the Purchaser on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and any representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent expressly made as of a particular date or time, in which case as of such particular date or time. Notwithstanding any of the foregoing, the representations and warranties of the Company set forth in Section 5.04 of this Agreement shall be true and correct in all respects (except for inaccuracies that are de minimis in amount).

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(b) Performance of Covenants and Agreements. Each and all of the agreements and covenants of the Company to be performed or complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Stockholder Approvals.

(i) The Company Written Consent executed by all of the holders of the Company Common Stock unanimously approving this Agreement and the consummation of the Transactions, including the Merger, as and to the extent required by Law, shall have been delivered to the Purchaser, together with confirmation that no holder of the Company Common Stock is seeking any dissenters’ or appraisal rights under Section 607.1302 of the FCBA.

(ii) The Purchaser shall have obtained the Purchaser Stockholder Approval of this Agreement and the consummation of the Transactions, including the Merger and the Reverse Stock Split

(d) Consents and Approvals. The Company shall have obtained any and all Consents required for consummation of the Merger and the other Transactions, or for preventing any default under any Contract or Permit to which the Company is a party, which, if not obtained or made, is reasonably likely, individually or in the aggregate, to be materially adverse to the Surviving Corporation after the Effective Time.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred Material Adverse Effect with respect to the Company or any Company Subsidiary.

(f) Certificates. The Company shall have delivered to the Purchaser (i) a certificate, dated as of the date of Closing, signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.02(a), 9.02(b), 9.02(c), 9.02(d), and 9.02(e) of this Agreement have been satisfied, and (ii) copies of all documents that the Purchaser may reasonably request relating to the existence and active status of the Company under the FBCA and certified copies of resolutions or written consents duly adopted by the Company Board evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the Transactions (including the Merger), all in such reasonable detail as the Purchaser and its counsel may request.

(g) Investment Letters. The Company shall have delivered to the Purchaser duly executed and delivered Investment Letters from each of the holders of the Company Common Stock and other Persons, if any, receiving the Merger Consideration.

(h) Company Loan. The Company shall have entered into the lending arrangements relating to the Company Loan as required pursuant to Section 8.12 hereof and shall have provided to Purchaser with the loan proceeds thereunder.

(i) 6, LLC Merger. The Company shall have consummated and completed the Acquisition Merger prior to the Closing pursuant to Section 8.18 hereof.

9.03 Conditions to Obligation of the Company. The obligations of the Company to perform this Agreement and to consummate the Merger and the other Transactions also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and any representations and warranties that are not so qualified shall be true and correct in all respects, in each case, as of the date of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent expressly made as of a particular date or time, in which case as of such particular date or time, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the consummation of the Transactions, including the Merger.

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(b) Performance of Covenants and Agreements. Each and every agreement and covenant of the Purchaser to be performed or complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Consents and Approvals. The Purchaser shall have obtained any and all Consents required for consummation of the Merger and the other Transactions.

(d) Registration Rights Agreement. The Purchaser shall have delivered to the Company the Registration Rights Agreement duly executed by the Purchaser.

(e) Payment of Consideration. The Purchaser shall have delivered to the Exchange Agent the aggregate Merger Consideration payable to all holders of the Company Common Stock pursuant to the terms of this Agreement.

ARTICLE X

Termination

10.01 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of the Purchaser and the Company; or

(b) by either the Purchaser or the Company: (i) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice of such inaccuracy and which inaccuracy would provide the terminating party with the ability to refuse to consummate the Merger under applicable standard set forth in Section 9.02(a) of this Agreement in the case of the Company or Section 9.03(a) in the case of the Purchaser (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.02(a) of this Agreement in the case of the Company or Section 9.03(a) in the case of the Purchaser, or in material breach of any covenant or other agreement contained in this Agreement), or (ii) in the event of a material breach by the other party of the covenants, agreements, or obligations contained in this Agreement which breach cannot be or has not been cured within thirty (30) days after giving of written notice to the breaching party of such breach (except in the case of the Company Loan where time is of the essence); or

(c) by either the Purchaser or the Company, in the event any material Consent of any Governmental Entity required for consummation of the Merger and the other Transactions shall have been denied by a final nonappealable action of such Governmental Entity or if such action taken by such Governmental Entity is not appealed within the time limit for appeal; or

(d) by either the Purchaser or the Company, in the event that the Merger shall not have been consummated by March 31, 2023 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Termination Date (as may be so extended); or

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(e) by the Purchaser in the event that the Company has not been able to obtain the Company Written Consent executed by all of the holders of the Company Common Stock unanimously approving this Agreement and the consummation of the Transactions, including the Merger, prior to October 28, 2022; or

(f) by the Purchaser or the Company (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.02(a) of this Agreement in the case of the Company or Section 9.03(a) in the case of the Purchaser or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the Outside Termination Date; or

(g) by the Purchaser, if (i) the Company Board shall have withdrawn, modified, or changed the Board Recommendation to its stockholders with respect to approval of this Agreement or the Merger, (ii) the Company shall have breached Section 8.03(a) of this Agreement, (iii) the Company Board or any committee thereof resolves to take any of the actions described in Sections 10.01(g)(i) or (ii) of this Agreement, (iv) the Company shall have made any public announcement of a proposal, plan, or intention to do any of the foregoing or shall have entered into and have any agreement, written or oral, to enter into, any agreement, contract, understanding, or arrangement to engage in any of the foregoing, (v) the Company shall have failed to affirm its recommendation to stockholders in respect of the Agreement and the Merger within five days of a request to do so by the Purchaser, or (vi) the Company shall have materially violated or breached any of its obligations under Section 8.03 of this Agreement or the Company has failed to execute the Company Loan Agreements within four (4) Business Days after the date of this Agreement.

10.02 Notice of Termination. The party desiring to terminate this Agreement pursuant to this Article X (other than pursuant to Section 10.01(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 10.02 shall be effective immediately upon delivery of such written notice to the other party.

10.03 Effect of Termination. If this Agreement is terminated pursuant to this Article X, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 8.02(b), Section 8.12, this Section 10.03, Section 10.04 and Article XI (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; (b) that a termination pursuant to Sections 10.01(b), 10.01(f), or 10.01(g)) of this Agreement shall not relieve or release the breaching party from liability for an uncured willful breach of a representation, warranty, consent, or agreement giving rise to such termination, of this Agreement, and (c) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

10.04 Termination Payments.

(a) The Company shall pay to the Purchaser a fee in an amount equal to the Termination Fee if:

(i) the Purchaser shall have terminated this Agreement pursuant to Section 10.1(g) of this Agreement;

(ii) the Purchaser shall have terminated this Agreement pursuant to Sections 10.01(b), 10.01(d), 10.01(e), or 10.01(f) of this Agreement, and (A)(1) prior to or at the time of such termination, a third party has publicly announced an intention to make (whether or not conditional) an Acquisition Proposal to the Company or to any of its Representatives, the consummation of which would constitute an Acquisition Event (as defined below), and (2) within twelve (12) months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliates is consummated or the Company enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event, or (B) within twelve (12) months following the termination of this Agreement, an Acquisition Event with an Affiliates of the Company is consummated or the Company enters into a definitive agreement with such t Affiliates providing for an Acquisition Event

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(iii) the Company shall have terminated this Agreement pursuant to Sections 10.01(b) or 10.01(f) of this Agreement and (A)(1) prior to or at the time of such termination, a third party has publicly announced an intention to make (whether or not conditional) an Acquisition Proposal to the Company or to any of its Representatives, the consummation of which would constitute an Acquisition Event (as defined below), and (2) within twelve (12) months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliates is consummated or the Company enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event or (B) within twelve (12) months following the termination of this Agreement, an Acquisition Event with an Affiliates of the Company is consummated or the Company enters into a definitive agreement with such t Affiliates providing for an Acquisition Event.

(b) Notwithstanding the provisions of Sections 10.04(a)(i) and (ii), the Company shall pay to Purchaser, a fee in an amount equal to the Purchaser’s Expenses actually incurred by Purchaser on or prior to the termination of this Agreement if the Agreement is terminated by Purchaser pursuant to Sections 10.01(b), 10.01(d), 10.01(e), 10.01(f) , or 10.01(g) of this Agreement.

(c) The payments required pursuant to this Section 10.04 shall be payable by forgiveness of the outstanding principal and interest accrued under the Company Loan, with any remaining amounts owed payable by wire transfer to such account as the Purchaser may designate in writing to the Company as follows:

(i) in the case of Section 10.04(b), the Purchaser’s Expenses shall be paid to Purchaser within two Business Days of the termination of this Agreement; and

(ii) in the case of Section 10.04(a)(i), the Termination Fee shall be paid to Purchaser within two Business Days of the termination of this Agreement; and

(iii) in the case of Sections 10.4(a)(ii) or (iii), the Termination Fee shall be paid within two Business Days after the earlier of the consummation of such Acquisition Event or the entry by the Company into such definitive agreement.

(d) For purposes of this Agreement, the term “Acquisition Event” shall mean any of the following transactions (other than the Merger): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of stock representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

ARTICLE XI

GENERAL PROVISIONS

11.01 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of any Person means (i) a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and (ii) an “associate” as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

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“Acquisition Proposal” shall mean means any proposal or offer relating to any transaction or series of related transactions (other than the Transaction) involving any (A) acquisition or purchase from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, referred to herein as a “Group”) of more than a 25% interest in the total outstanding voting securities of the Company or any Company Subsidiary, or (B) exchange or tender offer involving the Company which, if consummated, would result in any Person beneficially owning 25% or more of any class of outstanding voting securities of the Company, or (C) merger, consolidation, business combination or similar transaction involving the Company, or (D) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the business or assets of the Company, or (E) any dissolution or liquidation of the Company, or (F) any other transaction similar to the foregoing with respect to the Company or any Company Subsidiary.

“Agreement” shall mean this Agreement, including the exhibits and schedules delivered pursuant hereto and incorporated herein by reference.

“Audit” means any audit, or other examination relating to Taxes by any tax authority or any judicial or administrative proceedings relating to Taxes.

“Business Day” means any day, other than Saturday, Sunday or a federal holiday, means or days on which banks in Florida are closed for business.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“COBRA” means “The Consolidated Omnibus Budget Reconciliation Act of 1986.”

“Company IP Agreements” mean all Licenses, sublicense, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Company Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Consent” means any consent, order, approval, authorization, clearance, exemption, waiver, ratification, or similar affirmation by any Person.

“Contracts” means any contracts, agreements, Licenses, sublicenses, instruments, notes, bonds, mortgages, indentures, leases, deeds, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state, local, and foreign agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Hazardous Materials” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil and (specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Knowledge” of (i) the Company means, as of the date relating thereto, the knowledge of the Company’s officers that is obtained or would have been obtained after reasonable investigation, and the knowledge of its directors without any special investigation, and (ii) the Purchaser means, as of the date relating thereto, with respect to any particular matter, the actual knowledge of any executive officer, the general counsel or the chairman of the board of directors of the Purchaser, as the case may be.

“Law” means any federal, state, local, municipal, foreign, multi-national common law, statutes, constitutions, ordinances, rules, regulations, codes, orders of Governmental Entities, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity, including any reporting, licensing, and Consent requirements applicable to a Person or its assets, properties, assets, liabilities, or business.

“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any Company Subsidiary.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, right of first refusal, preemptive right, rights of first offer, security interests of any kind or nature whatsoever, or other adverse claim of any kind in respect of such property or asset.

“Loan Properties” means any property owned, leased, or operated by the Company or in which the Company holds a security or other interest (including an interest in a fiduciary capacity) and, when required by the context, this term also includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means, when used in connection with any Person, any change, effect, event, occurrence, or state of facts which individually, or together with other changes, effects, events, occurrences, or states of facts, that has, or would be reasonably expected to, materially and adversely affect: (a) such Person’s ability to consummate the Merger and the other Transaction without material delay or (b) the financial condition, business, properties, assets, operations or results of operations of such Person or any of its Subsidiaries, excluding in each case: (i) any changes or effects resulting from general economic, market or political conditions, (ii) any changes or effects in the general conditions in the Person’s industry, (iii) any changes or effects resulting from business conditions in the United States generally, and (iv) any changes or effects resulting from actions taken in connection with this Agreement, including without limitation, any actions or changes resulting from the public announcement of the Merger and any expenses incurred in connection therewith.

“ordinary course of business” means with respect to any Person, the ordinary course of business consistent in all material respects with such Person’s past practice.

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“Owned Real Property” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any Company Subsidiary.

“Purchaser Expenses” means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of the Purchaser, and its Affiliates), incurred by the Purchaser on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any of the Transactions, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Super Form 8-K and other SEC Filings, or in connection with the consents of other Governmental Entities, and all other matters related to the Merger, the Purchaser Stock Issuance, and the other Transactions.

“Participation Facility” shall mean any facility in property in which the party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Permitted Liens” means (i) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount, or extent and which do not materially detract from the value or interfere with the contemplated use of assets subject thereto or affected thereby, (ii) mechanics’, materialmen’s, carrier’s, warehousemen’s, workmen’s, repairmen’s, landlord’s or other like and similar Liens or securing arising or incurred in the ordinary course of business consistent with past practice obligations not yet delinquent, and which are not, individually or in the aggregate, material to the business of the Company, (iii) Liens for current Taxes not yet due and payable, and (v) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization, whether incorporated or unincorporated.

“Reverse Stock Split” means the proposed Certificate of Amendment to the Certificate of Incorporation of the Purchaser to effect a 1-for 500 reverse stock split, such that every holder of Purchaser Common Stock shall receive one share of Purchaser Common Stock for every 500 shares of Purchaser Common Stock held prior to such reverse stock split, and all fractional shares resulting therefrom will be rounded up to the nearest whole share; and (b) a corresponding reduction of the number of authorized shares of Purchaser Common Stock from 200,000,000 to 20,000,000 shares and the number of shares of Purchaser Preferred Stock from 20,000,000 to 2,000,000 shares;

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such organization is directly owned or controlled by such party or by any one or more of its subsidiaries, or (ii) such party or any other subsidiary of such party is a general partner or manager of a limited liability company (excluding any such partnership or limited liability company where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership or limited liability company, as the case may be).

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“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, other obligations of the same or of a similar nature to any of the foregoing which the Company or any of its Subsidiaries is required to pay, withhold or collect.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

“Termination Fee” means $350,000.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1989, as amended, 29 U.S.C. §§ 2101-2109.

(b) Each of the following terms shall have the meaning ascribed thereto in the Section set forth opposite such term:

Term	Section
6, LLC	8.18
Acquisition Event	10.04(e)
Acquisition Merger	8.18
Acquisition Proposal Interest	8.03(b)
Agreement	Preamble
Anti-Takeover Laws	5.25
Appraisal Shares	3.06(b)
Articles of Merger	1.03
Bankruptcy and Equity Exception	5.02(a)
Benefit Plan	5.20(a)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	Recitals
Company	Preamble
Company Articles of Incorporation	5.01
Company Audited Financial Statements	5.06(a)
Company Balance Sheet	5.06(b)
Company Balance Sheet Date	5.06(b)
Company Board	Recitals
Company Board Recommendation	5.02(b)
Company Bylaws	5.01
Company Common Stock	Recitals
Company Disclosure Schedule	Article V
Company Financial Statements	5.06(a)
Company Intellectual Property	5.11(a)
Company Interim Balance Sheet	5.06(b)
Company Interim Balance Sheet Date	5.06(b)
Company Interim Financial Statements	5.06(a)
Company Loan	8.12
Company Material Contract(s)	5.10(b)
Company Options	3.05
Company Securities	5.04(b)

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Company Shareholders	Recitals
Company Software	5.11(d)
Company Subsidiary Securities	5.05(c)
Company Written Consent	8.04
Confidentiality Agreement	8.02(b)
Copyrights	5.11(a)(iii)
Delaware Secretary	1.03
DGCL	Recitals
Effective Time	1.03
ERISA	4.12(a)
Exchange Agent	3.07
Exchange Fund	4.01
Exchange Ratio	3.01(a)
FBCA	Recitals
FCPA	5.23
Florida Secretary	1.03
GAAP	5.06(b)
Government Contract Party	5.15
Governmental Entity	5.03
Group (defined in “Acquisition Proposal”)	11.01(a)
Indemnified Party	8.07(a)
Injunction	9.01(2)
Insurance Policies	5.16
Internet Domain Names	5.11(a)(iv)
Investment Letter	8.16
Know-how	5.11 (a)(v)
Lease	5.12(c)
Liabilities/Liability	5.08
Licenses	5.11 (e)
Merger	1.01
Merger Consideration	3.07
Off-Balance Sheets Arrangements	5.08
Outside Termination Date	10.01(d)
Owned Software	5.11(d)(I)
Patents	5.11(a)(ii)
Permits	5.18(a)
Platform Agreements	5.11(k)
Purchaser	Preamble
Purchaser Balance Sheet	6.07
Purchaser Board	Recitals
Purchaser Certificate of Incorporation	6.01
Purchaser Common Stock	Recitals
Purchaser Disclosure Schedule	Article VI
Purchaser Financial Statements	6.06(b)
Purchaser Preferred Stock	6.04
Purchaser Stock Issuance	Recitals
Purchaser Stockholders	Recitals
Purchaser Stockholder Approval	6.02
Representatives	8.03(a)
Real Property	5.12(a)
Registration Rights Agreement	8.15
Regulation S-K	5.06
Requisite Company Vote	5.02(a)
Reverse Stock Split Consent	8.05
SEC Reports	6.06(a)
Section 262	3.06(b)
Stock Certificate(s)	3.07
Super Form 8-K	5.28
Surviving Corporation	1.01
Trademarks	5.11(a)(I)
Transactions	Recitals
Voting Agreement	Recitals
Voting Debt	5.04(a)

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(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”.

11.02 Fees and Expenses. Except as otherwise provided herein (including Section 10.04), whether or not the Merger is consummated, each party hereto shall bear and pay its own fees, costs and expenses incident to preparing, entering into and carrying out this Agreement and to consummating the transactions contemplated hereby. For purposes of clarity, each party shall be responsible for payment of the fees and expenses of their own respective brokers, investment bankers, financial advisors or other Persons who are entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby.

11.03 Entire Agreement; No Other Representations; No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement, which includes the Company Disclosure Schedule, the Purchaser Disclosure Schedule, and the exhibits hereto, and the other documents, agreements and instruments executed and delivered pursuant to the terms of this Agreement, together with the Confidentiality Agreement, contains the entire agreement among the parties hereto with respect to the Transactions, and such Agreement supersedes all prior arrangements or understandings with respect to the subject matter hereof, both written and oral. Nothing in this Agreement, expressed or implied, is intended to and does not confer upon any Person or the heirs, successors, or assigns of such Person (other than the parties hereto) any rights, remedies, obligations or liabilities under or by reason of this Agreement and other than the Indemnified Parties referred to in Section 8.07, who shall have the right to enforce the provisions directly but who shall have no right to approve any amendments, modifications or supplements to this Agreement (including those pertaining to or affecting Section 8.07 hereof) which are approved by the parties hereto. Except as expressly stated in this Agreement, none of the parties hereto makes any agreement, covenant or representation or warranty, express or implied, to any other party hereto.

11.04 Amendment and Modification. To the extent permitted by Law, this Agreement may be amended, modified, and supplemented by a subsequent writing signed by each of the Company and the Purchaser upon the approval of their respective board of directors.

11.05 Waivers. Prior to or at the Effective Time, each of the Company on the one hand and the Purchaser on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any provision contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or the breach of any other term of this Agreement.

11.06 No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person, and any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

11.07 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 11.07 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

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11.08 Notices. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, postage prepaid, (b) by expedited mail or package delivery service guaranteeing next Business Day delivery, or (c) delivered personally, by hand, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder):

Company: Renovo Resource Solutions, Inc.

800 Morgan Johnson Road

Bradenton, Florida 34208

Attn: Randall Moritz, President

With a copy to: Trenam Law

101 East Kennedy Boulevard, Suite 2700

Tampa, FL 33602

Attn: Richard A. Bruner Jr.

Purchaser: Kingfish Holding Corporation

822 62nd Street Circle East, Suite 105

Bradenton, Florida 34208

Attn: Ted Sparling, CEO

With a copy to: Carlton Fields P.A.

4221 W. Boy Scout Boulevard, Suite 1000

Tampa, FL 33607

Attn: Richard A. Denmon

Any notice or other communications to be given or that may be given pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after the deposit of such notice or communication in the United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first Business Day after depositing such notice of communication with Federal Express, Express Mail, or other expedited mail or package delivery service guaranteeing delivery no later than the next Business Day if next Business Day delivery service has been requested and paid for; or (z) upon delivery if hand delivered or telecopied to the appropriate address and Person as provided hereinabove or to the Person to whose attention the notice is to be given to the other parties in the manner hereinabove provided.

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11.09 Governing Law; Jurisdiction.

(a) This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of Florida, without regard to choice of law rules or principles that would result in the application of the Laws of any other jurisdiction.

(b) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction may be brought against any of the parties solely in any federal or state courts of competent jurisdiction in the courts of the State of Florida located in Hillsborough County or, if it can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection it may now or hereinafter have to venue or to convenience of forum, and the parties agree that all claims with respect of the action, litigation, suit or proceeding shall be heard and determined only such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Transaction or any other transaction contemplated hereby in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Florida. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 11.08, together with notice of such service to such party, shall be deemed effective service of process upon such party.

11.10 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

11.11 Specific Performance. Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and it is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.12 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.13 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

11.14 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures on Next Page]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first written above.

KINGFISH HOLDING CORPORATION

By:	/s/ Ted Sparling
Ted Sparling
Chief Executive Officer

RENOVO RESOURCE SOLUTIONS, INC.

By:	/s/ Randall Moritz
Randall Moritz
President

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Schedule 5.04

Outstanding Common Shares of Company

Shareholder	Number of Company Common Shares Beneficially Owned

R. Moritz	16.666667

K. Moritz	16.666667

A. Kendzior	16.666667

B. Kendzior	16.666667

L. Toomey	16.666667

K.Toomey	15.0

J. Toomey	1.666667

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EXHIBIT A

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

by and among

the Persons listed on Schedule A hereto

and

KINGFISH HOLDING CORPORATION

Dated as of [●], 2022

This Registration Rights Agreement, dated as of [●], 2022 (as it may be amended supplemented or otherwise modified from time to time, this “Agreement”), is made among Kingfish Holding Corporation, a Delaware corporation (the “Company”) and the Persons listed on Schedule A (each such Person, a “Holder”). Capitalized terms used in this Agreement without definition have the meaning set forth in Section 1.

WHEREAS, the Company and Renovo Resource Solutions, Inc., a Florida corporation (“Renovo”) have entered into an Agreement and Plan of Merger, dated October 28, 2022 (the ‘Merger Agreement”) pursuant to which Renovo will be merged with and into the Company (the “Merger Transaction”);

WHEREAS, pursuant to the Merger Transaction, Holders will receive shares of common stock of the Company in exchange for all of the issued and outstanding shares of Renovo; and

WHEREAS, as an inducement and as a condition to the Merger Agreement, the Company and the Holders have entered into this Agreement in order to grant certain registration rights to the Holders as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth herein, the parties hereto agree as follows:

Certain Definitions. As used herein, the following terms shall have the following meanings:

“Additional Piggyback Rights” has the meaning set forth in Section 2.2(c).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Assign” means to directly or indirectly sell, transfer, assign, distribute, exchange, pledge, hypothecate, mortgage, grant a security interest in, encumber or otherwise dispose of Registrable Securities, whether voluntarily or by operation of law, including by way of a merger. “Assignor,” “Assignee,” “Assigning” and “Assignment” have meanings corresponding to the foregoing.

“automatic shelf registration statement” has the meaning set forth in Section 2.4.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Tampa, Florida are authorized or obligated by law or executive order to close.

“Carryover Amount” for any Holder means, with respect to any registered offering in which such Holder elected not to participate after receipt of a notice under Section 2.2(a), a number of Registrable Securities equal to the number of Registrable Securities then held by such Holder, multiplied by a fraction (expressed as a percentage), the numerator of which is equal to the number of Registrable Securities sold by the Holder that sold the most Registrable Securities in such offering and the denominator of which is the number of Registrable Securities held by such Holder immediately prior to such offering.

“Claims” has the meaning set forth in Section 2.9(a).

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“Common Stock” means the common stock, par value $0.0001 per share, of the Company, and any other shares of stock issued or issuance with respect thereto (whether by way of a stock dividend or stock split or distribution, recapitalization, merger, consolidation, or other corporate reorganization, or similar event with respect to the common stock occurring after the date hereof).

“Company” has the meaning set forth in the preamble and includes the Company’s successor by merger, acquisition, reorganization or otherwise.

“control” (including the terms “controlling,” “controlled by,” and “under common control” with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Demand Exercise Notice” has the meaning set forth in Section 2.1(a).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Demand Registration Request” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Expenses” means any and all fees and expenses incident to the Company’s performance of or compliance with Article 2, including, without limitation: (i) SEC, stock exchange or FINRA, and all other registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the Nasdaq Stock Market or on any other securities market on which the Company Shares are listed or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws of any state or jurisdiction of the United States or compliance with the securities laws of foreign jurisdictions and in connection with the preparation of a “blue sky” survey, including, without limitation, reasonable fees and expenses of outside “blue sky” counsel and securities counsel in foreign jurisdictions, (iii) word processing, printing and copying expenses, (iv) messenger and delivery expenses, (v) expenses incurred in connection with any road show, (vi) fees and disbursements of counsel for the Company, (vii) with respect to each registration or underwritten offering, the fees and disbursements of one counsel for the Participating Holder(s) (selected by the Majority Participating Holders), (viii) fees and disbursements of all independent public accountants (including the expenses of any audit and/or comfort letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, (ix) fees and expenses payable to any Qualified Independent Underwriter, (x) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities, including reasonable fees and expenses of counsel for the underwriters in connection with any filing with or review by FINRA (excluding, for the avoidance of doubt, any underwriting discount, commissions, or spread), (xi) fees and expenses of any transfer agent or custodian and (xii) expenses for securities law liability insurance and any rating agency fees.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 promulgated under the Securities Act.

“Holder” or “Holders” has the meaning set forth in the preamble.

“Initiating Holder(s)” has the meaning set forth in Section 2.1(a).

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“Litigation” means any action, proceeding or investigation in any court or before any governmental authority.

“Lock-Up Agreement” means any agreement entered into by a Holder that provides for restrictions on the transfer of Registrable Securities held by such Holder.

“Majority Participating Holders” means the Participating Holders holding more than 50% of the Registrable Securities proposed to be included in offerings of Registerable Securities by such Participating Holders pursuant to Section 2.1 or Section 2.2.

“Manager” has the meaning set forth in Section 2.1(c).

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Transaction” has the meaning set forth in the Recitals.

“Participating Holders” means all Holders of Registrable Securities which are proposed to be included in any registration or offering of Registrable Securities pursuant to Section 2.1 or Section 2.2.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, an unincorporated organization, governmental entity or agency or other entity of any kind or nature.

“Piggyback Shares” has the meaning set forth in Section 2.3(a)(iv).

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented with respect to the terms of the offering or any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including all post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121.

“Registrable Securities” means (a) the Shares beneficially owned by the Holders and (b) any shares of Common Stock issued or issuable with respect to any Shares described in Subsection (a) above by way of a stock dividend, stock split, or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, or other corporate reorganization, or similar event with respect to the Common Stock; provided, however,that, as to any Registrable Securities held by a particular Holder, shall cease to be Registrable Securities when (i) the SEC has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances when all of the applicable conditions of Rule 144 are met, (iii) such securities are otherwise transferred, or (iv) such securities have ceased to be outstanding.

“Registration Statement” means a registration statement of the Company, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and material incorporated by reference in such registration statement.

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“Renovo” has the meaning set forth in the Recitals.

“Rule 144” has the meaning set forth in Section 4.2.

“Rule 415” has the meaning set forth in Section 2.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 2.3(a) Sale Number” has the meaning set forth in Section 2.3(a).

“Section 2.3(b) Sale Number” has the meaning set forth in Section 2.3(b).

“Section 2.3(c) Sale Number” has the meaning set forth in Section 2.3(c).

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means the shares of Common Stock issued or issuable to the Holders pursuant to the Merger Transaction.

“Shelf Registration Statement” means a shelf Registration Statement filed pursuant to Rule 415 promulgated under the Securities Act.

“Transfer” means, with respect to any Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, mortgage, encumber, hypothecate or otherwise transfer, in whole or in part, any of the economic consequences of ownership of such Shares, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, mortgage, encumbrance, hypothecation or other transfer, in whole or in part, of any of the economic consequences of ownership of such Shares or any agreement or commitment to do any of the foregoing. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Holder, or direct or indirect parent thereof, all or substantially all of whose assets are, directly or indirectly, Shares shall constitute a “Transfer” of Shares for purposes of this Agreement. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Holder, or direct or indirect parent thereof, which has substantial assets in addition to Shares shall not constitute a “Transfer” of Shares for purposes of this Agreement.

“Valid Business Reason” has the meaning set forth in Section 2.1(a)(iv).

“WKSI” has the meaning set forth in Section 2.4.2.

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Registration Rights.

Demand Registrations.

At any time after the earlier of 180 days after the consummation of the Merger, Holders of a majority of the Registrable Securities then outstanding may provide a written request that the Company file a Registration Statement with the SEC with respect to all or a portion of the Registrable Securities (a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration,” and the sender(s) of such request pursuant to this Agreement shall be known as the “Initiating Holder(s)”), then the Company shall, within five Business Days of the receipt thereof, give written notice (the “Demand Exercise Notice”) of such request to all other Holders, and subject to the limitations of this Section 2.1, use its reasonable best efforts to effect, as soon as practicable, the registration under the Securities Act (including, without limitation, by means of a shelf registration pursuant to Rule 415 of the Securities Act (“Rule 415”) thereunder if so requested and if the Company is then eligible to use such a registration) of all Registrable Securities that the Holders request to be registered. The Company shall not be required to effect more than two Demand Registrations on behalf of the Holders. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any Demand Registration:

within four months after a Demand Registration pursuant to this Section 2.1 that has been declared or ordered effective;

during the period starting with the date 15 days prior to its good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a Company-initiated registration (other than a registration relating solely to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to a transaction under SEC Rule 145 promulgated under the Securities Act), provided that the Company is actively employing in good faith all reasonable efforts to cause such Registration Statement to become effective;

where the anticipated gross offering price, before any underwriting discounts or commissions and any offering-related expenses, is equal to or less than $1,000,000;

if the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, any registration of Registrable Securities should not be made or continued (or sales under a shelf Registration Statement should be suspended) because: (i) such registration (or continued sales under a shelf Registration Statement) would materially and adversely interfere with any existing or potential material financing, acquisition, corporate reorganization or merger or other material transaction or event involving the Company or any of its subsidiaries, or (ii) the Company is in possession of material non-public information, the disclosure of which has been determined by the Board to not be in the Company’s best interests (in either case, a “Valid Business Reason”), then (x) the Company may postpone filing a Registration Statement relating to a Demand Registration Request or suspend sales under an existing shelf Registration Statement until five Business Days after such Valid Business Reason no longer exists, but in no event for more than 90 days after the date the Board determines a Valid Business Reason exists and (y) in case a Registration Statement has been filed relating to a Demand Registration Request, if the Valid Business Reason has not resulted from actions taken by the Company, the Company may cause such Registration Statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such Registration Statement until five Business Days after such Valid Business Reason no longer exists, but in no event for more than 90 days after the date the Board determines a Valid Business Reason exists; and the Company shall give written notice to the Participating Holders of its determination to postpone or withdraw a Registration Statement or suspend sales under a shelf Registration Statement and of the fact that the Valid Business Reason for such postponement, withdrawal or suspension no longer exists, in each case, promptly after the occurrence thereof; provided, however, that the Company shall not defer its obligation in this manner for more than 90 days in any 12 month period; or

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in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

If the Company shall give any notice of postponement, withdrawal or suspension of any Registration Statement pursuant to Section 2.1(a)(iv), the Company shall not, during the period of postponement, withdrawal or suspension, register any Company Stock, other than pursuant to a Registration Statement on Form S-4 or S-8 (or an equivalent registration form then in effect). Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company that the Company has determined to withdraw any Registration Statement pursuant to Section 2.1(a)(iv), such Holder will discontinue its disposition of Registrable Securities pursuant to such Registration Statement and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. If the Company shall have withdrawn or prematurely terminated a Registration Statement filed pursuant to a Demand Registration (whether pursuant to Section 2.1(a)(iv) or as a result of any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court), the Company shall not be considered to have effected an effective registration for the purposes of this Agreement until the Company shall have filed a new Registration Statement covering the Registrable Securities covered by the withdrawn Registration Statement and such Registration Statement shall have been declared effective and shall not have been withdrawn. If the Company shall give any notice of withdrawal or postponement of a Registration Statement, the Company shall, not later than five Business Days after the Valid Business Reason that caused such withdrawal or postponement no longer exists (but in no event later than 90 days after the date of the postponement or withdrawal), use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed Registration Statement in accordance with Section 2.1 (unless the Initiating Holders shall have withdrawn such request, in which case the Company shall not be considered to have effected an effective registration for the purposes of this Agreement), and such registration shall not be withdrawn or postponed pursuant to Section 2.1(a)(iv).

(i) The Company, subject to Sections 2.3 and 2.6, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities, which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Participating Holder) within ten Business Days after the receipt of the Demand Exercise Notice.

(ii) The Company shall, as expeditiously as possible, but subject to the limitations set forth in this Section 2.1, use its reasonable best efforts to (x) effect such registration under the Securities Act (including, without limitation, by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested and if the Company is then eligible to use such a registration) of the Registrable Securities which the Company has been so requested to register, for distribution in accordance with such intended method of distribution, and (y) if requested by the Majority Participating Holders, obtain acceleration of the effective date of the Registration Statement relating to such registration.

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In connection with any Demand Registration, the Initiating Holder shall have the right to designate the lead managing underwriter (any lead managing underwriter for the purposes of this Agreement, the “Manager”) in connection with such registration and each other managing underwriter for such registration, in each case subject to consent of the Company, not be unreasonably withheld.

If so requested by the Initiating Holder(s), the Company (together with all Holders proposing to distribute their securities through such underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holder in its sole discretion.

Any Holder that intends to sell Registrable Securities by means of a shelf registration pursuant to Rule 415 thereunder shall give the Company two days’ prior notice of any such sale.

Piggyback Registrations.

If, at any time or from time to time the Company proposes or is required to register or commence an offering of any of its securities for its own account or otherwise (other than pursuant to Registration Statements on Form S-4 or Form S-8 or any similar successor forms thereto) (including but not limited to the registrations or offerings pursuant to Section 2.1), the Company will:

promptly give to each Holder written notice thereof (in any event within five Business Days) prior to the filing of any Registration Statement under the Securities Act; and

include in such registration and in any underwriting involved therein (if any), all the Registrable Securities specified in a written request or requests, made within five Business Days after mailing or personal delivery of such written notice from the Company, by any of the Holders, except as set forth in Sections 2.2(b) and 2.2(f), with the securities which the Company at the time proposes to register or sell to permit the sale or other disposition by the Holders (in accordance with the intended method of distribution thereof) of the Registrable Securities to be so registered or sold, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Registration Statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such piggyback registrations pursuant to the preceding sentence that the Company is obligated to effect. No registration of Registrable Securities effected under this Section 2.2(a) shall relieve the Company of its obligations to effect Demand Registrations under Section 2.1 hereof.

If the registration in this Section 2.2 involves an underwritten offering, the right of any Holder to include its Registrable Securities in a registration or offering pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in the underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

The Company, subject to Sections 2.3 and 2.6, may elect to include in any Registration Statement and offering pursuant to Demand Registration Rights by any Person, (i) authorized but unissued shares of Company Stock or Company Stock held by the Company as treasury shares and (ii) any other shares of Company Stock which are requested to be included in such registration pursuant to the exercise of piggyback registration rights granted by the Company after the date hereof and which are not inconsistent with the rights granted in, or otherwise conflict with the terms of, this Agreement (“Additional Piggyback Rights”); provided, however, that such inclusion shall be permitted only to the extent that it is pursuant to, and subject to, the terms of the underwriting agreement or arrangements, if any, entered into by the Initiating Holders.

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Other than in connection with a Demand Registration, if, at any time after giving written notice of the Company’s intention to register or sell any equity securities and prior to the effective date of the Registration Statement filed in connection with such registration or sale of such equity securities, the Company shall determine for any reason not to register or sell or to delay registration or sale of such equity securities, the Company may, at its election, give written notice of such determination to all Holders of record of Registrable Securities and (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such abandoned registration or sale, without prejudice, however, to the rights of Holders under Section 2.1, and (ii) in the case of a determination to delay such registration or sale of its equity securities, shall be permitted to delay the registration or sale of such Registrable Securities for the same period as the delay in registering such other equity securities.

Notwithstanding anything contained herein to the contrary, the Company shall, at the request of any Holder, file any Prospectus supplement or post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by such Holder if such disclosure or language was not included in the initial Registration Statement, or revise such disclosure or language if deemed necessary or advisable by such Holder including filing a Prospectus supplement naming the Holders, partners, members and shareholders to the extent required by law. Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement pursuant to this Section 2.2 without prejudice to the rights of such Holders under Section 2.1, by giving written notice to the Company of its request to withdraw; provided, however, that such request must be made in writing prior to the earlier of the execution by such Holder of the underwriting agreement or the execution by such Holder of the custody agreement with respect to such registration or as otherwise required by the underwriters.

Notwithstanding anything in this Agreement to the contrary, the rights of any Holder set forth in this Agreement shall be subject to any Lock-Up Agreement that such Holder has entered into.

Allocation of Securities Included in Registration Statement or Offering.

Notwithstanding any other provision of this Agreement, in connection with an underwritten offering initiated by a Demand Registration Request, if the Manager advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten (such number, the “Section 2.3(a) Sale Number”) within a price range acceptable to the Initiating Holders, the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the Company shall use its reasonable best efforts to include in such registration or offering, as applicable, the number of shares of Registrable Securities in the registration and underwriting as follows:

first, all Registrable Securities requested to be included in such registration or offering by the Holders thereof (including pursuant to the exercise of piggyback rights pursuant to Section 2.2); provided, however, that if such number of Registrable Securities exceeds the Section 2.3(a) Sale Number, the number of such Registrable Securities (not to exceed the Section 2.3(a) Sale Number) to be included in such registration shall be allocated among all such Holders requesting inclusion thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing of the Registration Statement or the time of the offering, as applicable, as adjusted to give effect to any Carryover Amount(s) for any such Holder;

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second, if by the withdrawal of Registrable Securities by a Participating Holder, a greater number of Registrable Securities held by other Holders, may be included in such registration or offering (up to the Section 2.3(a) Sale Number), then the Company shall offer to all Holders who have included Registrable Securities in the registration or offering the right to include additional Registrable Securities in the same proportions as set forth in Section 2.3(a)(i).

third, to the extent that the number of Registrable Securities to be included pursuant to clause (i) and (ii) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, and if the underwriter so agrees, any securities that the Company proposes to register or sell, up to the Section 2.3(a) Sale Number; and

fourth, to the extent that the number of securities to be included pursuant to clauses (i), (ii) and (iii) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, the remaining securities to be included in such registration or offering shall be allocated on a pro rata basis among all Persons requesting that securities be included in such registration or offering pursuant to the exercise of Additional Piggyback Rights (“Piggyback Shares”), based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(a) Sale Number.

In a registration or offering made pursuant to Section 2.2 involves an underwritten primary offering on behalf of the Company, which was initiated by the Company, if the Manager determines that marketing factors require a limitation of the number of shares to be underwritten (such number, the “Section 2.3(b) Sale Number”) in order for the sale of the securities within a price range acceptable the Company, the Company shall so advise all Holders whose securities would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated as follows:

first, all equity securities that the Company proposes to register for its own account;

second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(b) is less than the Section 2.3(b)            Sale Number, the remaining Registerable Securities (not to exceed the Section 2.3(b) Sale Number) to be included in the underwritten offering shall be allocated among all Holders requesting inclusion pursuant to exercise of rights under Section 2.2 in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders based on the number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion, as adjusted to give effect to any Carryover Amount(s) for any such Holder; and

(iii) third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(b) is less than the Section 2.3(b) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that securities be included in such registration pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(b) Sale Number.

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If any registration pursuant to Section 2.2 involves an underwritten offering by any Person(s) other than a Holder to whom the Company has granted registration rights which are not inconsistent with the rights granted in, or otherwise conflict with the terms of, this Agreement, the Manager (as selected by the Company or such other Person) shall advise the Company that, in its view, the number of securities requested to be included in such registration exceeds the number (the “Section 2.3(c) Sale Number”) that can be sold in an orderly manner in such registration within a price range acceptable to the Company, the Company shall include shares in such registration as follows:

first, the shares requested to be included in such underwritten offering shall be allocated on a pro rata basis among such Person(s) requesting the registration and all Holders requesting that Registrable Securities be included in such registration pursuant to the exercise of piggyback rights pursuant to Section 2.2, based on the aggregate number of securities or Registrable Securities, as applicable, then owned by each of the foregoing requesting inclusion in relation to the aggregate number of securities or Registrable Securities, as applicable, owned by all such Holders and Persons requesting inclusion, up to the Section 2.3(c) Sale Number, as adjusted to give effect to any Carryover Amount(s) for any such Holder;

second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(c) is less than the Section 2.3 (c) Sale Number, the remaining shares to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that securities be included in such registration pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(c) Sale Number; and

third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(c) is less than the Section 2.3(c) Sale Number, the remaining shares to be included in such registration shall be allocated to shares the Company proposes to register for its own account, up to the Section 2.3(c) Sale Number.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, or if, as a result of the proration provisions set forth in clauses (a), (b) or (c) of this Section 2.3, any Holder shall not be entitled to include all Registrable Securities in a registration or offering that such Holder has requested be included, such Holder may elect to withdraw such Holder’s request to include Registrable Securities in such registration or offering or may reduce the number requested to be included; provided, however, that (x) such request must be made in writing, to the Company, Manager and, if applicable, the Initiating Holder(s), prior to the execution of the underwriting agreement with respect to such registration and (y) such withdrawal or reduction shall be irrevocable and, after making such withdrawal or reduction, such Holder shall no longer have any right to include such withdrawn Registrable Securities in the registration as to which such withdrawal or reduction was made to the extent of the Registrable Securities so withdrawn or reduced.

Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company shall, as expeditiously as possible (but, in any event, within 75 days after a Demand Registration Request in the case of Section 2.4(a) below), in connection with the registration of the Registrable Securities and, where applicable, a takedown off of a Shelf Registration Statement:

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in accordance with the Securities Act, prepare and file all filings with the SEC and FINRA required for the consummation of the offering, including preparing and filing with the SEC a Registration Statement on an appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof, which registration form (i) shall be selected by the Company, and (ii) shall, in the case of a shelf registration, be available for the sale of the Registrable Securities by the selling Holders thereof and such Registration Statement shall comply as to form in all material respects with the requirements of the applicable registration form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such Registration Statement to become effective and remain continuously effective from the date such Registration Statement is declared effective until the earliest to occur (A) the first date as of which all of the Registrable Securities included in the Registration Statement have been sold or (B) a period of 90 days in the case of an underwritten offering effected pursuant to a Registration Statement other than a shelf Registration Statement and a period of three years in the case of a Shelf Registration Statement (provided, however, that as far in advance as reasonably practicable before filing a Registration Statement or Prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any Free-Writing Prospectus related thereto, the Company will furnish to one counsel for the Holders participating in the planned offering (selected by the Initiating Holders) and to one counsel for the Manager, if any, copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of such counsel (provided that the Company shall be under no obligation to make any changes suggested by the Holders), and the Company shall not file any Registration Statement or amendment thereto, any Prospectus or supplement thereto or any Free-Writing Prospectuses related thereto to which the Initiating Holders or the underwriters, if any, shall reasonably object);

prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith and such Free-Writing Prospectuses and Exchange Act reports as may be necessary to keep such Registration Statement continuously effective for the period set forth in Section 2.4(a) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (and, in connection with any Shelf Registration Statement, file one or more Prospectus supplements pursuant to Rule 424 under the Securities Act covering Registrable Securities upon the request of one or more Holders wishing to offer or sell Registrable Securities whether in an underwritten offering or otherwise);

in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the Manager of such offering;

furnish, without charge, to each Participating Holder and each underwriter, if any, of the securities covered by such Registration Statement such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits), the Prospectus included in such Registration Statement (including each preliminary Prospectus and any summary Prospectus), any other prospectus filed under Rule 424 under the Securities Act and each Free-Writing Prospectuses utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such seller and underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable law of each such Registration Statement (or amendment or post-effective amendment thereto) and each such Prospectus (or preliminary prospectus or supplement thereto) or Free-Writing Prospectuses by each such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Registration Statement or prospectus);

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use its reasonable best efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or state “blue sky” laws of such jurisdictions as any sellers of Registrable Securities or any managing underwriter, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable such sellers or underwriter, if any, to consummate the disposition of the Registrable Securities in such jurisdictions (including keeping such registration or qualification in effect for so long as such Registration Statement remains in effect), except that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (e), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

promptly notify each Participating Holder and each managing underwriter, if any: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement related thereto, any post-effective amendment to the Registration Statement or any Free-Writing Prospectuses has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to the Registration Statement or the Prospectus related thereto or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) of the existence of any fact of which the Company becomes aware which results in the Registration Statement or any amendment thereto, the Prospectus related thereto or any supplement thereto, any document incorporated therein by reference, any Free-Writing Prospectuses or the information conveyed to any purchaser at the time of sale to such purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and (vi) if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects; and, if the notification relates to an event described in clause (v), the Company shall promptly prepare and furnish to each such seller and each underwriter, if any, a reasonable number of copies of a Prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;

comply (and continue to comply) with all applicable rules and regulations of the SEC (including, without limitation, maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) in accordance with the Exchange Act), and make generally available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement (and in any event within 45 days, or 90 days if it is a fiscal year, after the end of such 12 month period described hereafter), an earnings statement (which need not be audited) covering the period of at least 12 consecutive months beginning with the first day of the Company’s first fiscal quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(i) cause all such Registrable Securities covered by such Registration Statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, and (ii) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, if any, including without limitation all corporate governance requirements;

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cause its senior management, officers and employees to participate in, and to otherwise facilitate and cooperate with the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and rating agency presentations) taking into account the Company’s reasonable business needs;

provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

enter into such customary agreements (including, if applicable, an underwriting agreement) and take such other actions as the Majority Participating Holders or the underwriters shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (it being understood that the Holders of the Registrable Securities which are to be distributed by any underwriters shall be parties to any such underwriting agreement and may, at their option, require that the Company make to and for the benefit of such Holders the representations, warranties, and covenants of the Company which are being made to and for the benefit of such underwriters);

use its reasonable best efforts (i) to obtain an opinion from the Company’s counsel, including local and/or regulatory counsel, and a comfort letter and updates thereof from the Company’s independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and comfort letters (including, in the case of such comfort letter, events subsequent to the date of such financial statements) delivered to underwriters in underwritten public offerings, which opinion and letter shall be dated the dates such opinions and comfort letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and to the Majority Participating Holders, and (ii) furnish to each Holder participating in the offering and to each underwriter, if any, a copy of such opinion and letter addressed to such underwriter;

deliver promptly to counsel for each Participating Holder and to each managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the Registration Statement, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by counsel for each Participating Holder, by counsel for any underwriter, participating in any disposition to be effected pursuant to such Registration Statement and by any accountant or other agent retained by any Participating Holder or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such counsel for a Participating Holder, counsel for an underwriter, accountant or agent in connection with such Registration Statement;

use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of the Registration Statement, or the prompt lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable;

provide a CUSIP number for all Registrable Securities, not later than the effective date of the Registration Statement;

use its best efforts to make available its senior management, employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company’s businesses and the requirements of the marketing process) in marketing the Registrable Securities in any underwritten offering;

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promptly prior to the filing of any document which is to be incorporated by reference into the Registration Statement or the Prospectus (after the initial filing of such Registration Statement), and prior to the filing of any Free-Writing Prospectus, provide copies of such document to counsel for each Participating Holder and to each managing underwriter, if any, and make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the Participating Holders prior to the filing thereof as counsel for the Participating Holders or underwriters may reasonably request;

furnish to counsel for each Participating Holder and to each managing underwriter, without charge, at least one signed copy of the Registration Statement and any post-effective amendments or supplements thereto, including financial statements and schedules, all documents incorporated therein by reference, the Prospectus contained in such Registration Statement (including each preliminary prospectus and any summary prospectus), any other Prospectus filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference) and any Free-Writing Prospectuses utilized in connection therewith;

cooperate with the Participating Holders and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement at least two Business Days prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the Participating Holders at least two Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof;

cooperate with any due diligence investigation by any Manager, underwriter or Participating Holder and make available such documents and records of the Company and its Subsidiaries that they reasonably request (which, in the case of the Participating Holder, may be subject to the execution by the Participating Holder of a customary confidentiality agreement in a form which is reasonably satisfactory to the Company);

take no direct or indirect action prohibited by Regulation M under the Exchange Act;

take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities;

take all reasonable action to ensure that any Free-Writing Prospectuses utilized in connection with any registration covered by Section 2.1 or 2.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

in connection with any underwritten offering, if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in light of the circumstances, be misleading.

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To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any Demand Registration Request is submitted to the Company, and such Demand Registration Request requests that the Company file an automatic shelf Registration Statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3, the Company shall file an automatic shelf Registration Statement which covers those Registrable Securities which are requested to be registered. The Company shall use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which the Registrable Securities remain Registrable Securities. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf Registration Statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If the automatic shelf registration statement has been outstanding for at least three years, at the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile a Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such Registration Statement effective during the period during which such Registration Statement is required to be kept effective.

If the Company files any Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that it shall include in such Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.1, 2.2, or 2.4 that each Participating Holder shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company may from time to time reasonably request so long as such information is necessary for the Company to consummate such registration and shall be used only in connection with such registration.

If any such Registration Statement or comparable statement under state “blue sky” laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any state “blue sky” or securities law then in force, the deletion of the reference to such Holder.

Registration Expenses. All Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to Article 2 shall be borne by the Company, whether or not a Registration Statement becomes effective. All underwriting discounts and all selling commissions relating to securities registered by the Holders shall be borne by the holders of such securities pro rata in accordance with the number of shares sold in the offering by such Participating Holder.

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Certain Limitations on Registration Rights. In the case of any registration under Section 2.1 pursuant to an underwritten offering, or, in the case of a registration under Section 2.2, if the Company has determined to enter into an underwriting agreement in connection therewith, all securities to be included in such registration shall be subject to the underwriting agreement and no Person may participate in such registration or offering unless such Person (i) agrees to sell such Person’s securities on the basis provided therein and completes and executes all reasonable questionnaires, and other documents (including custody agreements and powers of attorney) which must be executed in connection therewith; provided, however, that all such documents shall be consistent with the provisions hereof, and (ii) provides such other information to the Company or the underwriter as may be necessary to register such Person’s securities.

Limitations on Sale or Distribution of Other Securities.

Each Holder agrees, (i) to the extent requested in writing by a managing underwriter, if any, of any registration effected pursuant to Section 2.1, not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, any Shares, or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed 90 days and (ii) to the extent requested in writing by a managing underwriter of any underwritten public offering effected by the Company for its own account, not to sell any Company Stock (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, which period shall not exceed 90 days subject to the same exceptions as provided in the lock-up provisions contained in the underwriting agreement for the IPO; and, if so requested, each Holder agrees to enter into a customary lock-up agreement with such managing underwriter.

The Company hereby agrees that, if it shall previously have received a request for registration pursuant to Section 2.1 or 2.2, and if such previous registration shall not have been withdrawn or abandoned, the Company shall not sell, transfer, or otherwise dispose of, any Company Stock, or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company (other than as part of such underwritten public offering, a registration on Form S-4 or Form S-8 or any successor or similar form which is then in effect, until a period of 90 days shall have elapsed from the effective date of such previous registration.

No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective Registration Statement. A Holder is not required to include any of its Registrable Securities in any Registration Statement, is not required to sell any of its Registrable Securities which are included in any effective Registration Statement, and may sell any of its Registrable Securities in any manner in compliance with applicable law even if such shares are already included on an effective Registration Statement

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Indemnification.

In the event of any registration and/or offering of any securities of the Company under the Securities Act pursuant to this Article 2, the Company will, and hereby agrees to, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its directors, officers, fiduciaries, trustees, employees, shareholders, members or general and limited partners (and the directors, officers, fiduciaries, employees, shareholders, members, beneficiaries or general and limited partners thereof), any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or Exchange Act, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise in respect thereof (collectively, “Claims”), insofar as such Claims arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary or final Prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any Free-Writing Prospectuses utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact in the information conveyed by the Company to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iv) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such Registration Statement or amendment thereof or supplement thereto or in any such Prospectus or any preliminary or final Prospectus or Free-Writing Prospectuses in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.

Each Participating Holder shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.9) to the extent permitted by law the Company, its officers and directors, each Person controlling the Company within the meaning of the Securities Act, each underwriter (within the meaning of the Securities Act) of the Company’s securities covered by such a Registration Statement, any Person who controls such underwriter, and any other Holder selling securities in such Registration Statement and each of its directors, officers, partners or agents or any Person who controls such Holder with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such Registration Statement, any preliminary or final Prospectus contained therein, or any amendment or supplement thereto, or any Free-Writing Prospectuses utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such Participating Holder, specifically for use therein and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this Section 2.9(b), Section 2.9(c) and Section 2.9(e) shall in no case be greater than the amount of the net proceeds actually received by such Participating Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claim. The Company and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to the Company for use in any such Registration Statement, preliminary or final Prospectus or amendment or supplement thereto or any Free-Writing Prospectuses are statements specifically relating to (i) the beneficial ownership of Company Shares by such Participating Holder and its Affiliates and (ii) the name and address of such Participating Holder. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

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Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 2.9 (with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any applicable securities and state “blue sky” laws.

Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.9, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.9, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Article 2. In case any action or proceeding is brought against an indemnified party, the indemnifying party shall be entitled to (x) participate in such action or proceeding and (y) unless, in the reasonable opinion of outside counsel to the indemnified party, a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume the defense thereof jointly with any other indemnifying party similarly notified, with counsel reasonably satisfactory to such indemnified party. The indemnifying party shall promptly notify the indemnified party of its decision to assume the defense of such action or proceeding. If, and after, the indemnified party has received such notice from the indemnifying party, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense of such action or proceeding other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have made a conclusion described in clause (ii) or (iii) above) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim), unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party. The indemnity obligations contained in Sections 2.9(a) and 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnified party which consent shall not be unreasonably withheld.

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If for any reason the foregoing indemnity is held by a court of competent jurisdiction to be unavailable to an indemnified party under Sections 2.9(a), 2.9(b) or 2.9(c), then each applicable indemnifying party shall contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim as well as any other relevant equitable considerations. The relative fault shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 2.9(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.9(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.9(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.9(e) to contribute any amount greater than the amount of the net proceeds actually received by such indemnifying party upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Sections 2.9(b) and 2.9(c).

The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract (except as set forth in subsection (h) below) and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party and the completion of any offering of Registrable Securities in a Registration Statement.

The indemnification and contribution required by this Section 2.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred; provided, however, that the recipient thereof hereby undertakes to repay such payments if and to the extent it shall be determined by a court of competent jurisdiction that such recipient is not entitled to such payment hereunder.

If a customary underwriting agreement shall be entered into in connection with any registration pursuant to Section 2.1 or 2.2, the indemnity, contribution and related provisions set forth therein shall supersede the indemnification and contribution provisions set forth in this Section 2.9.

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Underwritten Offerings.

Requested Underwritten Offerings. If the Initiating Holders request an underwritten offering pursuant to a registration under Section 2.1 (pursuant to a request for a Registration Statement to be filed in connection with a specific underwritten offering or a request for a shelf takedown in the form of an underwritten offering), the Company shall enter into a customary underwriting agreement with the underwriters. Such underwriting agreement shall (i) be satisfactory in form and substance to the Majority Participating Holders, (ii) contain terms not inconsistent with the provisions of this Agreement and (iii) contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities and contribution agreements on substantially the same terms as those contained herein. Every Participating Holder shall be a party to such underwriting agreement and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also shall be made to and for the benefit of such Participating Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Participating Holder; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Participating Holder for inclusion in the Registration Statement. Each such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties, or agreements regarding such Participating Holder, its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the Registration Statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall be limited to the amount of the net proceeds received by such Holder upon the sale of the Registrable Securities pursuant to the Registration Statement and shall be limited to liability for written information specifically provided by such Participating Holder for use in the Registration Statement and Prospectus.

Piggyback Underwritten Offerings. In the case of a registration pursuant to Section 2.2 that involves an underwritten offering, if the Company shall enter into an underwriting agreement in connection therewith, then all of the Participating Holders’ Registrable Securities to be included in such registration shall be subject to such underwriting agreement. Any Participating Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Participating Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Participating Holder; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Participating Holder for inclusion in the Registration Statement. Each such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties, or agreements regarding such Participating Holder, its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the Registration Statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall be limited to the amount of the net proceeds received by such Participating Holder upon the sale of the Registrable Securities pursuant to the Registration Statement and shall be limited to liability for written information specifically provided by such Participating Holder for use in the Registration Statement and Prospectus.

General.

Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, share exchange, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

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Rule 144 and Rule 144A. If the Company shall have filed a Registration Statement pursuant to the requirements of Section 12 of the Exchange Act or a Registration Statement pursuant to the requirements of the Securities Act in respect of the Company Stock, the Company covenants that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 under the Securities Act, as such Rule may be amended (“Rule 144”)) or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales by such Holder under Rule 144, or any similar rules or regulations hereafter adopted by the SEC, and (ii) it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by  Rule 144 or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

Amendments and Waivers; Termination. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the Holders of at least a majority of the then outstanding Registrable Securities. Any amendment or waiver effected in accordance with this Section 4.3 shall be binding upon each Holder and the Company. Any waiver of any breach or default by any other party of any of the terms of this Agreement effected in accordance with this Section 4.3 shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party to assert its, his, or her rights hereunder on any occasion or series of occasions. This Agreement will terminate as to any Holder when it no longer holds any Registrable Securities.

Shares Held By Nominees of Beneficial Owner. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement); provided, however, that the Company shall have received evidence reasonably satisfactory to it of such beneficial ownership.

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Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, in each case addressed to the Company at the address set forth below or to the applicable Holder at the address indicated on Schedule A hereto (or at such other address for a Holder as shall be specified by like notice):

if to the Company:

Kingfish Holding Corporation

822 62nd Street Circle East, Suite 165

Bradenton, FL  34208

Attn:  Ted Sparling, CEO

with copies (which shall not constitute actual notice) to:

Carlton Fields P.A.

Attn: Richard A. Denmon

4221 W. Boy Scout Boulevard, Suite 1000

Tampa, Florida 33607-5780

Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

A Holder may Assign his, her, or its rights under this Agreement without the Company’s consent to an Assignee of Registrable Securities which (i) is with respect to any Holder, the spouse, parent, sibling, child, step-child or grandchild of such Holder, or the spouse thereof and any trust, limited liability company, limited partnership, private foundation or other estate planning vehicle for such Holder or for the benefit of any of the foregoing or other persons pursuant to the laws of descent and distribution, or (ii) is a legatee, executor or other fiduciary pursuant to a last will and testament of the Holder or pursuant to the terms of any trust which take effect upon the death of the Holder.

Notwithstanding anything to the contrary contained in this Section 4.6, any Holder may elect to transfer all or a portion of its Registrable Securities to any third party without Assigning its rights hereunder with respect thereto, provided that in any such event all rights under this Agreement with respect to the Registrable Securities so transferred shall cease and terminate.

No Limitations on Subsequent Registration Rights. The Company may, without the prior written consent of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company which provides such holder or prospective holder of securities of the Company comparable, but not conflicting, registration rights granted to the Holders hereby.

Entire Agreement. This Agreement and the other agreements referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to the matters referred to herein.

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Governing Law; Waiver of Jury Trial; Jurisdiction.

Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether of Florida or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORESUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9(b).  The Company or any Holder may file an original counterpart or a copy of this Section 4.9(b) with any court as written evidence of the consent of any of the parties hereto to the waiver of their rights to trial by jury.

Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction. Any action, litigation, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought solely in federal or state courts of competent jurisdiction in the courts of the State of Delaware, and each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, litigation, suit or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action, litigation, suit or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. Process in any action or proceeding may be served on any party anywhere in the world.

Interpretation; Construction.

The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

1.1Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart.. A party may deliver this Agreement by transmitting a facsimile or other electronic signature of this Agreement signed by such party (via PDF, TIFF, JPEG or the like) to the other party, which facsimile or other electronic signature shall be deemed an original for all purposes.

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Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Each party hereto shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signatures on Next Page]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                                                                                KINGFISH HOLDING CORPORATION,

                                                                                                a Delaware corporation

By:
Ted Sparling
Chief Executive Officer

HOLDERS:

Randy Moritz

Keri Moritz

Brian Kendzior

Alison Kendzior

James Toomey

Lori Toomey

Kristen Toomey

[Signature Page to Registration Rights Agreement]

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EXHIBIT B

Investment Letter

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INVESTMENT LETTER

The undersigned (the “Investor”) is a shareholder of Renovo Resource Solutions, Inc., a Florida corporation (the “Company), that has entered into an Agreement and Plan of Merger, dated October 28, 2022 (the “Merger Agreement”) with Kingfish Holding Corporation, a Delaware corporation (“Kingfish”), pursuant to which the Company shall merge with and into Kingfish (the “Merger”) and the Investor will be entitled to receive shares of common stock, par value $0.0001 per share, of Kingfish (“Merger Stock”) in exchange for shares of common stock of the Company, all as set forth in the Merger Agreement. As a condition to the Merger and receipt of the Merger Stock, the Investor is required to enter into and deliver this Investment Letter (the “Investment Letter”) pursuant to which the Investor shall make certain representations and warranties to, and provide covenants to, Kingfish. Unless specifically defined in this Investment Letter, all capitalized terms used herein shall have the same meanings as are ascribed to them in the Merger Agreement.

In connection with, and as a condition to, the Investor’s receipt of Merger Stock, the Investor hereby makes the following representations, warranties, and covenants to Kingfish as follows:

1. The Investor has the full legal capacity to execute and deliver this Investment Letter and to perform his or her obligations hereunder. The Investor is the sole owner and beneficial holder of all of the shares of Company Common Stock as set forth in Schedule 5.04(a) of the Company Disclosure Schedule (“Investor Shares”) and, at the time of the Closing, none of the Investor Shares will be subject to any Liens. The Investor does not hold any Company Options or any other Company Securities. Upon the Closing of the Merger, Kingfish will receive full actual and beneficial ownership of all Investor Shares, free and clear of all Liens.

2. The Investor has not entered into any Contract plan, arrangement, commitment, or understanding with any Person with respect to: (a) any Transfer (defined below), in whole or in part, of any of the Investor Shares; or (b) any acquisition of the Investor Shares, or any options, warrants, scrip, rights to subscribe to or acquire, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any of the Investor Shares or any equity securities of Kingfish.

3. The Investor has been advised and understands that because the Merger Stock to be issued to the Investor upon the closing of the Merger have not been registered under the Securities Act, or the securities Laws of any other jurisdiction and are being issued to the Investor in reliance upon an exemption from registration under such Laws. Accordingly, the Investor further understands that it may not offer to sell, sell, assign, pledge, hypothecate, dispose of, or otherwise transfer (a “Transfer”) the Merger Stock unless the Merger Stock is subsequently registered and qualified under such Laws or, in the opinion of counsel reasonably satisfactory to Kingfish, an exemption from such registration and qualification is available.

4. The Investor represents that the Investor is the sole and true party in interest, and is acquiring the Merger Stock solely for the Investor’s own account, not as a nominee, agent, or representative for any other Person, for investment purposes only, and not with an intent or a view to making a Transfer of, granting a participation in, or otherwise distributing the Merger Stock in a manner contrary to the Securities Act or the securities Laws of any other applicable jurisdictions, nor does the Investor have any Contract, undertaking, or arrangement with any person to Transfer, grant any participation in, or otherwise distribute any of the Merger Stock to any Person. The Investor does not presently have any reason to anticipate any change in circumstances or other particular occasion or event which would cause the Investor to need to sell the Merger Stock, except in accordance with the terms of this Investment Letter and in compliance with all applicable securities Laws or pursuant to the Registration Rights Agreement.

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5. The Investor hereby specifically agrees that it will not, directly or indirectly, offer to Transfer or to Transfer any Merger Stock (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any Merger Stock), except in compliance with this Investment Letter and the securities Laws of all applicable jurisdictions, including the rules and regulations promulgated thereunder. The Investor also agrees that it will not engage in any hedging transactions with regard to the Merger Stock.

6. The Investor hereby confirms that prior to the execution of this Investment Letter:

(a) the Investor affirms that the Investor is aware that Kingfish is required to file SEC Reports with the SEC, copies of which are publically available in the Electronic Data, Gathering, Analysis and Retrieval database of the SEC, and that the Investor and has carefully read, reviewed, understands (and in particular has read and understands the information in the Forms 10-K in the section captioned “Risk Factors”) as it relates to Kingfish.

(b) the Investor, as a [director][officer][significant stockholder] of the Company, confirms that the Investor has received a copy of the Merger Agreement and each of the exhibits and appendices referenced therein and that the Investor is familiar with and is fully aware and understands the current facilities, business and operations of the Company, the financial statements of the Company, the risks associated therewith, and all other material information relating thereto and investment in the Merger Stock following the closing of the Merger. In this regard, the Investor confirms that the Investor: (i) has had and has been given access to all material books and records of the Company and Kingfish, (ii) has had and has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the Merger and the issuance of the Merger Stock to them, and (iii) has had and has been given the opportunity to obtain any additional information which it deems necessary to verify the accuracy of the information supplied to it. The Investor further confirms that the Investor has been furnished with all such requested information and all questions asked by the Investor have been answered to the Investor’s satisfaction.

7. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the prospective investment in the Merger Stock on the basis of the Investor’s investment experience, business experience, professional experience, and/or education

8. The Investor is an “Accredited Investor” as defined by Rule 504 promulgated under the Securities Act.

9. Neither the Investor nor any entity that is under the control of, or under common control with, the Investor, is subject to any “bad actor” disqualification as set forth in 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under Regulation D or any similar disqualification provision that could adversely affect Kingfish’s reliance on any federal or state securities exemption from registration or that could otherwise adversely affect the issuance of the Merger Stock by Kingfish

10. The Investor represents and confirms that the address set forth on the signature page of this Investment Letter is true and correct and that the Investor is a bona fide resident of such state.

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11. The Investor is aware and understands that no federal, state or other governmental agency has made any finding or determination as to the fairness of the Merger or the Merger Consideration nor has made any recommendation or endorsement of the Merger Stock.

12. The representations and warranties set forth in this Investment Letter are true complete and accurate as of the date hereof. The Investor acknowledges and understands that the representations, warranties, and covenants contained in this Investment Letter are being furnished, in part, and will be relied on by Kingfish in determining whether the issuance of the Merger Stock to the Investor pursuant to the Merger is exempt from registration under the Securities Act and the securities Laws of all other applicable jurisdictions and, accordingly, confirms that all such statements contained herein are true, complete, and accurate as of the date hereof, and shall be true, accurate, and complete as of the Closing Date, and shall survive such Closing. If any events occur or circumstances exist prior to the issuance of the Merger Stock to the Investor which would make any of the representations, warranties, agreements, or other information set forth herein untrue or inaccurate, the Investor agrees to immediately notify Kingfish in writing of such fact specifying which representations, warranties, or covenants are not true, correct, or accurate, and the reasons therefor.

13. The Investor hereby agrees to indemnify and hold Kingfish and each of its officers, directors, partners, managers, employees, agents, and representatives harmless from and against any and all loss, damage or liability due to or arising out of the undertaking of, or misrepresentations with respect to, any of the representations or warranties, or breach of any of any of the covenants by the Investor contained in this Investment Letter. Notwithstanding any of the affirmations, representations, warranties, acknowledgements or agreements made herein by the Investor, the Investor does not hereby or in any other manner waive any rights granted to the Investor under federal or state securities Laws.

14. This Investment Letter shall be governed and construed in accordance with the laws of the State of Delaware. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

15. This Investment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A party may deliver this Investment Letter by transmitting a facsimile or other electronic signature of this Investment Letter signed by such party (via PDF, TIFF, JPEG or the like) to the other party, which facsimile or other electronic signature shall be deemed an original for all purposes.

[The rest of this page is intentionally left blank.  Signatures are on the following page.]

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SIGNATURE PAGE

IN WITNESS WHEREOF, I have executed this Agreement this ___ day of ___, 2022.

INVESTOR:

(Print Name of Investor)
Dated:
(Signature of Investor)

(Address)

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